Exhibit 99.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is effective as of February 10, 2014 (the “Agreement Date”) by and between First Interstate BancSystem, Inc. (“FIBK”) and Mountain West Financial Corp. (“MTWF”).

R E C I T A L S

A.            FIBK and MTWF are each Montana corporations and bank holding companies registered under the Bank Holding Company Act of 1956, as amended.  MTWF is the sole shareholder of Mountain West Bank, National Association, a national banking association with its main office located in Helena, Montana.

B.            FIBK and MTWF desire to cause the merger of MTWF with and into FIBK in a statutory merger in accordance with governing law, including the Montana Business Corporation Act.

In Consideration of the Above and the covenants set forth in this Agreement, the parties agree as follows:

1.0                               Definitions. Except as otherwise defined herein, capitalized terms used in this Agreement are accorded the following meanings:

1.1                               “Acquisition Proposal” as defined in Section 6.8.

1.2                               “Affiliate” means any Person (a) that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person, and (b) each Person that serves as a director, officer, partner, executor or trustee (or in a similar capacity) of such specified Person.

1.3                               “Alternative Transaction” means any of (a) a transaction pursuant to which any Person (or group of Persons) other than FIBK or its Affiliates, directly or indirectly, acquires or would acquire ten percent (10%) or more of the outstanding shares of MTWF Common Stock or outstanding voting power of MTWF, or ten percent (10%) or more of the outstanding shares or voting power of any other series or class of capital stock of MTWF that would be entitled to a class or series vote with respect to the Merger, whether from MTWF, or pursuant to a tender offer or exchange offer or otherwise, (b) a merger, share exchange, consolidation or other business combination involving MTWF (other than the Merger), (c) any transaction pursuant to which any Person (or group of Persons) other than FIBK or its Affiliates acquires or would acquire control of assets (including for this purpose the outstanding equity securities of any of the MTWF Subsidiaries and securities of the entity surviving any merger or business combination involving any of the MTWF Subsidiaries) of MTWF or any of its Subsidiaries representing more than twenty percent (20%) of the fair market value of all the assets, deposits, net revenues or net income of MTWF on a consolidated basis, immediately prior to such transaction or (d) any other consolidation, business combination, recapitalization or similar transaction involving MTWF or any of its Subsidiaries, other than the transactions contemplated by this Agreement, as a result of which the holders of shares of MTWF Common Stock immediately prior to such transaction do not, in the aggregate, own at least ninety percent (90%) of each of the outstanding shares of MTWF Common Stock and the outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation thereof in substantially the same proportion as such holders held the shares of MTWF Common Stock immediately prior to the consummation thereof.

1.4                               “Average Closing Price” means the average closing price of FIBK Common Stock, as recorded on NASDAQ, during the twenty (20) Business Days immediately preceding the fifth (5th) Business Day prior to the date upon which the Effective Time occurs.

1.5                               “Bank” means Mountain West Bank, National Association, a national banking association and a wholly owned subsidiary of MTWF, together with any of its predecessors.

1.6                               “Bank Financial Statements” means the Bank’s (a) unaudited balance sheets as of December 31, 2011, 2012 and 2013, and the related statements of income for each of the years ended December 31, 2011, 2012, and 2013 and (b) the Subsequent Bank Financial Statements.

1.7                               “Bank Merger” means the merger of the Bank with and into First Interstate Bank, a wholly-owned commercial banking subsidiary of FIBK, in accordance with the MBCA, the Montana Bank Act and the National Bank Act.

1.8                               “BHCA” means the Bank Holding Company Act of 1956, as amended.

1.9                               “Book-Entry Share” as defined in Section 3.5.2.

1.10                        “Break Up Fee” means Three Million Dollars ($3,000,000.00) in immediately available funds.

1.11                        “Breach” means with respect to (a) a representation or warranty, the failure of such representation or warranty to be true and correct as of the date made or deemed made and (b) a covenant, the failure of a party to perform any obligations required to be performed by it.

1.12                        “Business Day” means any day on which the trading of stock occurs on the NASDAQ.

1.13                        “Call Reports” means the quarterly reports of income and condition required to be filed with the Federal Financial Institutions Examination Council.

1.14                        “Cash Consideration” as defined in Section 3.1, and as may be adjusted pursuant to the terms hereof.

1.15                        “Code” means the Internal Revenue Code of 1986, as amended.

1.16                        “Confidentiality Agreement” as defined in Section 6.1.2.

1.17                        “Contemplated Transactions” means all of the transactions contemplated by this Agreement, including, without limitation, the Merger, FIBK’s issuance of shares of FIBK Common Stock and payment of cash in exchange for shares of MTWF Common Stock in the Merger, the Bank Merger and the vesting, cancellation and cash-out of any Options.

1.18                        “Contract” means any agreement, contract, obligation, promise or understanding (whether written or oral and whether express or implied) that is legally binding (a) under which a Person has or may acquire any rights, b) under which such Person has or may become subject to any obligation or liability, or (c) by which such Person, or any of the assets owned or used by such Person, is or may become bound.

1.19                        “CRA” means the Community Reinvestment Act, as amended.

1.20                        “Disclosure Schedule” means, respectively, the Disclosure Schedule of MTWF or FIBK delivered contemporaneously with the execution and delivery of this Agreement.

1.21                        “Dissenting Shares” as defined in Section 3.8.

1.22                        “Division” means the Division of Banking and Financial Institutions of the State of Montana.

1.23                        “Effective Time” as defined in Section 2.3.

1.24                        “Environmental Law” means any Law relating to the manufacture, generation, transport, use, treatment, storage, recycling, disposal, release, threatened release or presence of Hazardous Substances or for the protection of human health or the environment.

1.25                        “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.26                        “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.27                        “Exchange Agent” means American Stock Transfer Company.

1.28                        “Exchange Fund” as defined in Section 3.5.2.

1.29                        “Executive Officer” means (a) with respect to MTWF or the Bank, the chief executive officer, chief financial officer, and cashier, and (b) with respect to FIBK, the chief executive officer or chief financial officer.

1.30                        “Family” means with respect to an individual (a) the individual’s spouse and (b) children who reside with such individual.

1.31                        “FDI Act” as defined in Section 4.4.

1.32                        “FDIC” means the Federal Deposit Insurance Corporation.

1.33                        “Federal Reserve” means the Board of Governors of the Federal Reserve System.

1.34                        “FIBK Common Stock” means the Class A common stock of FIBK as authorized by, and subject to the terms of, the FIBK Amended and Restated Articles of Incorporation.

1.35                        “FIBK SEC Documents” means the final annual, quarterly and other reports, schedules, forms, statements and registration statements filed by FIBK with the SEC.

1.36                        “FIBK Subsidiary” means any Subsidiary of FIBK.

1.37                        “GAAP” means generally accepted accounting principles in the United States, consistently applied.

1.38                        “Governmental Entity” means any federal, state, local or foreign court, tribunal, arbitral, governmental, administrative or regulatory authority, agency (including without limitation, any Regulatory Authority), commission, body or other governmental entity or instrumentality or self-regulatory organization.

1.39                        “Hazardous Substances” means any substance, material or waste that is (a) defined as a “hazardous substance”, “pollutant or contaminant”, “dangerous” or “toxic” under the Environmental Laws and (b) petroleum or petroleum products; excluding, however, supplies and materials used by MTWF or MTWF Subsidiaries for general office purposes in the Ordinary Course of Business and in material compliance with Environmental Laws.

1.40                        “Intellectual Property Assets” as defined in Section 4.21.6.

1.41                        “Knowledge” with respect to:

1.41.1              an individual means that such individual will be deemed to have “Knowledge” of a particular fact or other matter if (a) such individual is actually aware of such fact or other matter, or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable inquiry concerning the existence of such fact or other matter under such individual’s general area of responsibility; and

1.41.2              a Person (other than an individual) means that such Person will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving, or who has served in the past twelve (12) months  as Executive Officer of such Person has Knowledge of such fact or other matter.

1.42                        “Law” or “Laws” means any federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, Order, policy, guideline or agency requirement of or undertaking to or agreement with any Governmental Entity, including common law.

1.43                        “Lien” means any lien, claim, charge, option, encumbrance, mortgage, pledge, security interest or other similar restriction.

1.44                        “Material Adverse Effect” with respect to a Person means, a material adverse effect (a) on the financial or other condition, properties, assets, liabilities, businesses or results of operations of such Person on a consolidated basis, or (b) on the ability of such Person to perform its material obligations, including under this Agreement, on a timely basis; provided, however, Material Adverse Effect shall not be deemed to include the impact of any (i) changes in banking and similar laws of general applicability or interpretations thereof by any Governmental Entity affecting bank holding companies or depository institutions generally, (ii) changes in general economic conditions and changes in prevailing interest and deposit rates that do not have a materially more adverse effect on such party than that experienced by similarly situated financial services companies; (iii) acts of terrorism or war that do not have a materially more adverse effect on such party than that experienced by similarly situated financial services companies; (iv) any modifications or changes to valuation policies and practices in connection with the Contemplated Transactions or restructuring charges taken in connection with the Contemplated Transactions, in each case in accordance with the Agreement and/ or GAAP; (v) any modifications or changes made to the Bank’s general business practices or policies at the request of FIBK so as to be consistent with the practices or policies of FIBK; or (vi) actions of a party taken with the prior consent of the other in connection with the Contemplated Transactions or as required or permitted hereunder.

1.45                        “Material Contracts” as defined in Section 4.22.1.

1.46                        “MBCA” means the Montana Business Corporation Act, as amended.

1.47                        “MCA” means the Montana Code Annotated (2013).

1.48                        “Merger” as defined in Section 2.1.

1.49                        “Merger Consideration” as defined in Section 3.1, and as may be adjusted pursuant to the terms hereof.

1.50                        “MTWF Common Stock” the common stock, no par value, of MTWF.

1.51                        “MTWF Certificates” means certificates formerly representing shares of MTWF Common Stock immediately prior to the Effective Time.

1.52                        “MTWF Employee Plan” as defined in Section 4.17.

1.53                        “MTWF Financial Statements” means (a) the audited consolidated balance sheets for MTWF as of December 31, 2011 and 2012, and the related audited consolidated statements of income, statements of cash flows and consolidated statements of changes in shareholders’ equity of MTWF for the years ended December 31, 2010, 2011 and 2012 and (b) the unaudited consolidated balance sheet for MTWF as of December 31, 2013, and the related unaudited consolidated statements of income of MTWF for the year then ended, and (c) the Subsequent MTWF Financial Statements.

1.54                        “MTWF Retirement Plan” means the Mountain West Financial Corp. Profit Sharing Plan and Trust.

1.55                        “MTWF Real Estate” means all real property owned or occupied by MTWF or an MTWF Subsidiary.

1.56                        “MTWF Shareholder Approval” means a vote at the MTWF Shareholder Meeting of at least two-thirds of the MTWF Common Stock in favor of the Merger.

1.57                        “MTWF Shareholder Meeting” means the meeting of MTWF shareholders to be convened for the purpose of voting on the Merger.

1.58                        “MTWF Subsidiary” means any Subsidiary of MTWF, including, without limitation, the Bank.

1.59                        “MTWF Transactional Expenses” means all transaction costs of MTWF necessary to consummate the Contemplated Transactions, including the aggregate fees and expenses of attorneys, accountants, consultants, financial advisors and other professional advisors incurred by MTWF in connection with this Agreement and the Contemplated Transactions, the cost of preparing, printing and mailing the Proxy Statement to MTWF’s shareholders and all other non-payroll or stock option related costs and expenses in each case incurred or to be incurred by MTWF through the Effective Time in connection with this Agreement and the Contemplated Transactions.

1.60                        “NASDAQ” means The NASDAQ Global Select Market.

1.61                        “OCC” means the Office of the Comptroller of the Currency.

1.62                        “Options” means each and every outstanding option to acquire stock or any other equity interest in MTWF or any MTWF Subsidiary.

1.63                        “Order” means any award, decision, injunction, judgment, order, ruling, extraordinary supervisory letter, policy statement, memorandum of understanding, resolution, agreement, directive, subpoena or verdict entered, issued, made, rendered or required by any court, administrative or other governmental agency, including any Regulatory Authority, or by any arbitrator.

1.64                        “Ordinary Course of Business” means any actions taken consistent with, and of a similar size and nature with, the past practices of such Person.

1.65                        “OREO” means MTWF Real Estate acquired through foreclosure, deed-in-lieu of foreclosure or similar process.

1.66                        “Outstanding MTWF Shares” means the shares of MTWF Common Stock issued and outstanding immediately prior to the Effective Time (excluding any shares held as treasury stock).

1.67                        “Per Share Merger Consideration Value” means (a) the Cash Consideration plus (b) the Stock Consideration multiplied by the Average Closing Price.

1.68                        “Permitted Dividends” means, to the extent permitted, consented to or approved under Laws (a) the dividend declared by the MTWF Board of Directors on December 30, 2013 of $0.33 per share of MTWF Common Stock payable in cash to shareholders of record as of February 28, 2014 and (b) if the Effective Time has not occurred on or before August 31, 2014, a dividend of $0.06 per share of MTWF Common Stock for each whole or partial calendar month elapsing after August 31, 2014 and prior to the Effective Time and (c) dividends payable in cash to MTWF with respect to Bank common stock in amounts, if any, (i) required for the payment of the dividends by MTWF described in clause (a) or (b) or (ii) required for the payment of MTWF liabilities when and as due and payable or (iii) required to effect the termination of all unexercised Options (assuming full vesting) pursuant to Section 2.5. .

1.69                        “Person” means any individual, association, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, or other entity including a Regulatory Authority.

1.70                        “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal).

1.71                        “Proxy Statement” means the proxy statement to be used by MTWF in connection with the solicitation by its board of directors of proxies for use at the MTWF Shareholder Meeting.

1.72                        “Regulatory Approvals” as defined in Section 8.1.

1.73                        “Regulatory Authority” means any federal, state or local governmental body, agency, court or authority that (a) has supervisory, judicial, administrative, enforcement, taxing or other power or authority over MTWF, FIBK, or any of their respective Subsidiaries or (b) is required to approve of, or consent to, the Contemplated Transactions or (c) with which a filing must be made in connection with the Contemplated Transactions, including, in any case, the Federal Reserve, the FDIC, the OCC and the Division.

1.74                        “Representative” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

1.75                        “SEC” means the Securities and Exchange Commission.

1.76                        “Securities Act” means the Securities Act of 1933, as amended.

1.77                        “Securities Laws” means the Securities Act, the Exchange Act and state securities or “Blue Sky” laws, together with any regulation, rule or Order issued under any of the foregoing.

1.78                        “Stock Consideration” as defined in Section 3.1, and as may be adjusted pursuant to the terms hereof.

1.79                        “Subsequent Bank Financial Statements” means the Bank’s unaudited balance sheets and related statements of income for each month after December 31, 2013 and each Call Report with respect to any period ending on or after December 31, 2013.

1.80                        “Subsequent MTWF Financial Statements” means (a) the MTWF unaudited consolidated balance sheets and related consolidated statements of income for each calendar quarter ending after December 31, 2013 and (b) the audited consolidated balance sheets for MTWF as of December 31, 2013 and the related audited consolidated statements of income, statements of cash flows and consolidated statements of changes in shareholders’ equity of MTWF for the year ended December 31, 2013.

1.81                        “Subsidiary” means, with respect to any Person, any entity or organization in which such Person owns or controls fifty percent or more of the common stock, membership interests or other equity interests or otherwise holds the power to elect a majority of the entity’s or organization’s board of directors or similar governing body.  For the avoidance of doubt, Mountain South, LLC is a subsidiary of MTWF.

1.82                        “Superior Proposal” means a bona fide, unsolicited Acquisition Proposal that (a) is obtained not in Breach of this Agreement for all of the outstanding shares of MTWF Common Stock, on terms that MTWF’s board of directors determines in its good faith judgment (after consultation with outside legal counsel and a financial advisor of nationally recognized reputation and after taking into account all the terms and conditions of the Acquisition Proposal and this Agreement (including any proposal by FIBK to adjust the terms and conditions of this Agreement), including any break-up fees, expense reimbursement provisions, conditions to and expected timing and risks of consummation, the form of consideration offered and the ability of the party making such proposal to obtain financing for such Acquisition Proposal, and after taking into account all other legal, financial, strategic, regulatory and other aspects of such proposal, including the identity of the party making such proposal, and this Agreement) are more favorable from a financial point of view to its shareholders than the Merger, (b) is reasonably likely to receive all necessary approvals of Regulatory Authorities and be consummated and (c) does not contain any condition to closing or similar contingency related to the ability of the party making such proposal to obtain financing.

1.83                        “Surviving Corporation” means FIBK in its capacity as the surviving corporation in the Merger.

1.84                        “Tax” or “Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, social security (or similar), disability, value added, alternative or add-on minimum, employment, unemployment, excise, severance, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, environmental (including taxes under Section 59A of the Code), customs, duties, estimated or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

1.85                        “Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

1.86                        “Termination Date” means December 31, 2014.

1.87                        “Termination Fee” means $1,000,000.00.

1.88                        “Threatened” means a claim, Proceeding, dispute, action or other matter for which any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

1.89                        “Total Cash Amount” means the dollar amount equal to the sum of (a) the Cash Consideration multiplied by the Outstanding MTWF Shares (other than Dissenting Shares, if any), plus (b) the Per Share Merger Consideration Value multiplied by the Dissenting Shares, if any, plus (c) the cash paid in respect of fractional shares pursuant to Section 3.5.7.

1.90                        “Total Consideration Amount” as defined in Section 3.2.

1.91                        “Total Merger Consideration” means the sum of (i) the Total Cash Amount plus (ii) the Total Stock Amount.

1.92                        “Total Stock Amount” means the number of shares of FIBK Common Stock equal to the remainder of (a) the Stock Consideration multiplied by the Outstanding MTWF Shares (other than the Dissenting Shares, if any), minus (b) the aggregate number of fractional shares of FIBK Common Stock that are exchanged for cash  pursuant to Section 3.5.7.

1.93                        “Well Capitalized” as defined in 12 CFR §225.2(r)(1).

2.0                               The Merger.

2.1                               The Merger.  Subject to the terms and conditions of this Agreement, at the Effective Time, MTWF will be merged with and into FIBK (the “Merger”) pursuant to the provisions of, and with the effects provided in, the MBCA.  At the Effective Time, the separate corporate existence of MTWF will terminate and FIBK shall survive the Merger.  As a result of the Merger, each Outstanding MTWF Share other than Dissenting Shares, if any, will be automatically converted into solely the right to receive the Merger Consideration.

2.2                               Closing.  The closing of the Merger (the “Closing”) shall occur at the FIBK offices located at 401 N. 31st Street, Billings, Montana at 10 a.m. (Montana time), or at such other times or locations as may be agreed upon by the parties, (a) on the first Business Day that is not less than ten (10) Business Days after the latest to occur of (i) the receipt of all Regulatory Approvals including the expiration of all statutory waiting or holding periods relating to such Regulatory Approvals or (ii) the receipt of the approval of the shareholders of MTWF, or (b) such other time and place as MTWF and FIBK may agree to in writing (the “Closing Date”); provided, however, if the foregoing would result in a Closing Date occurring in June 2014, then the Closing Date shall be July 1, 2014.

2.3                               Articles of Merger. FIBK and MTWF shall file Articles of Merger, in conformity with and as contemplated by the MBCA, with the Montana Secretary of State.  The Merger shall be effective on the Closing Date and at the time stated in the Articles of Merger (the “Effective Time”).

2.4                               Effect of Merger.  The Merger shall be effective at the Effective Time with the effects stated in this Agreement and as provided for in the MBCA, including, without limitation, in Section 35-1-817, MCA.  Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of MTWF shall be vested in the Surviving Corporation, and all debts, liabilities and duties of MTWF shall become the debts, liabilities and duties of the Surviving Corporation.

2.5                               Termination of Options. Prior to the Effective Time, MTWF shall take such actions as may be necessary such that immediately prior to the Effective Time each Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not then vested and whether or not then exercisable, shall be cancelled in exchange for payment in cash only in an amount equal to (a) the Per Share Merger Consideration Value, minus the exercise price per share, multiplied by (b) the aggregate number of shares available under such Option assuming one hundred percent (100%) vesting.

2.6                               Articles of Incorporation, Bylaws and Board of Directors.  At the Effective Time, (a) the Amended and Restated Articles of Incorporation and Second

Amended and Restated Bylaws of FIBK shall each remain in effect, unimpaired by the Merger and (b) the FIBK board of directors immediately prior to the Effective Time shall be the board of directors of the Surviving Corporation.

2.7                               FIBK’s Deliveries at Closing.  At the Closing, FIBK shall deliver the following items to MTWF, all of such items to be reasonably satisfactory in form and substance to MTWF and its counsel:

2.7.1                     copies of the resolutions of the board of directors of FIBK approving this Agreement and the consummation of the Contemplated Transactions, certified as of the Closing Date by the Secretary or any Assistant Secretary of FIBK;

2.7.2                     a good standing certificate issued by the Montana Secretary of State with respect to FIBK dated not more than fifteen (15) Business Days prior to the Closing Date;

2.7.3                     certificates executed by the President or Vice President and Secretary or any Assistant Secretary of FIBK, dated the Closing Date, stating that:  (a) all of the representations and warranties of FIBK set forth in this Agreement, as the same may have been updated pursuant to Section 7.1, are true and correct in all material respects with the same force and effect as if all of such representations and warranties were made at the Closing Date; provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct in all material respects on and as of such earlier date, and provided further, that to the extent that representations and warranties are made in this Agreement subject to a standard of materiality or Knowledge, such representations and warranties shall be true and correct in all respects; and (b) FIBK has performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date; provided, however, that to the extent performance and compliance with such covenants and obligations are subject in this Agreement to a standard of materiality, FIBK shall have performed and complied in all respects with such covenants and obligations; and

2.7.4                     Such other documents as MTWF may reasonably request.

2.8                               MTWF’s Deliveries at Closing.  At the Closing, MTWF shall deliver the following items to FIBK, all of such items to be reasonably satisfactory in form and substance to FIBK and its counsel:

2.8.1                     good standing certificates issued by the Secretary of State or similar officer of the state of such Persons organization with respect to MTWF and MTWF Subsidiaries (other than the Bank or any Subsidiary that is a statutory or business trust), and dated not more than fifteen (15) Business Days prior to the Closing Date;

2.8.2                     copies of the articles of incorporation or similar organizational document of MTWF and MTWF Subsidiaries (other than the Bank or any Subsidiary that is a statutory or business trust) together with all amendments certified not more than fifteen (15) Business Days prior to the Closing Date by the Secretary of State or similar officer of the state of such Persons organization;

2.8.3                     certificates of the Secretary or any Assistant Secretary of MTWF dated the Closing Date certifying a copy of the bylaws of MTWF and MTWF Subsidiaries;

2.8.4                     copies of resolutions of the board of directors and evidence of the receipt of the requisite affirmative vote of the shareholders of MTWF to be taken at the MTWF Shareholder Meeting authorizing and approving this Agreement and the consummation of the Contemplated Transactions certified as of the Closing Date by the Secretary or any Assistant Secretary of MTWF;

2.8.5                     a good standing certificate or similar certificate for the Bank issued by the OCC and dated not more than twenty (20) Business Days prior to the Closing Date;

2.8.6                     a copy of the articles of association of the Bank, together with all amendments, certified by the OCC and dated not more than twenty (20) Business Days prior to the Closing Date;

2.8.7                     a certificate of the Secretary or Cashier of the Bank dated the Closing Date certifying a copy of the bylaws of the Bank and stating that there have been no further amendments to the articles of association of the Bank delivered by MTWF or as certified by the OCC;

2.8.8                     a certificate executed by the Chief Executive Officer or President of MTWF, dated the Closing Date, stating that (a) all of the representations and warranties of MTWF set forth in this Agreement, as the same may have been updated pursuant to Section 6.7, are true and correct in all material respects with the same force and effect as if all of such representations and warranties were made at the Closing Date; provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct in all material respects on and as of such earlier date, and provided further, that to the extent that representations and warranties are made in this Agreement subject to a standard of materiality or Knowledge, such representations and warranties shall be true and correct in all respects and (b) MTWF has performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date; provided, however, that to the extent performance and compliance with such covenants and obligations are subject in this Agreement to a standard of materiality, MTWF shall have performed and complied in all respects with such covenants and obligations;

2.8.9                     a list of all holders of MTWF Common Stock as of the Closing Date and a list of all Persons as of the Closing Date who have the right at any time to acquire shares of MTWF Common Stock, certified in each case by the Secretary or any Assistant Secretary of MTWF;

2.8.10              a certificate executed by the Chief Executive Officer or President of MTWF stating that all Options have been either exercised or cancelled and paid in accordance with Section 2.5 hereof;

2.8.11              If requested by FIBK, a certificate of each of MTWF’s legal counsel, accountants and financial advisor or investment banker, if any, representing that all of their respective fees and expenses relating to the Contemplated Transactions incurred by MTWF prior to and including the Effective Time have been paid in full;

2.8.12              if requested by FIBK, a resignation from each of (a) the directors and officers of MTWF and (b) the directors, Executive Officers and administrative trustees, as the case may be, of the MTWF Subsidiaries, which, with respect to the directors and officers of MTWF and Bank, shall include a waiver of any right to indemnification, whether by agreement, under MTWF articles of association or incorporation, by Law or otherwise, except to the extent of the indemnification provided for under Section 7.3 of this Agreement;

2.8.13              non-compete agreements executed by each of the individuals listed on Schedule A hereto substantially in the form attached hereto as Exhibit A (the “Non-Compete Agreements”) and effective as of the Effective Time;

2.8.14              executed copies of all third party consents listed in the Disclosure Schedule and any material consents of the type required to be identified in the Disclosure Schedule but which were not so identified as of the Agreement Date;

2.8.15              a schedule of Persons holding Dissenting Shares, certified by the Secretary of any Assistant Secretary of MTWF;

2.8.16              executed estoppel certificates from the landlords or lessees dated no earlier than forty-five (45) days prior to the Closing Date for all leases so identified as requiring consent to the Contemplated Transactions on the Disclosure Schedule; and

2.8.17              such other documents as FIBK may reasonably request in writing at least three (3) Business Days prior to the Closing Date.

3.0                               Merger Consideration and Conversion of MTWF Securities.

3.1                               Conversion of MTWF Common Stock. Subject to the provisions of this Agreement, including Sections 3.2, 3.3 and 3.6, at the Effective Time, each Outstanding MTWF Share (other than Dissenting Shares, if any) shall be converted, subject to adjustment in Section 3.2 and Section 3.6 and the election of the holder in Section 3.3, into the right to receive (a) 0.2552 shares of FIBK Common Stock (the “Stock Consideration”) and (b) $7.125 in cash (the “Cash Consideration” and, collectively, with the Stock Consideration the “Merger Consideration”).  Each share of MTWF Common Stock held as treasury stock immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no Merger Consideration shall be issued in exchange therefor.

3.2                               Tax Savings Adjustment.  Notwithstanding any other provision of this Article 3 to the contrary, the aggregate value of FIBK Common Stock to be issued in the Merger (which shall be valued, solely for the purpose of this Section 3.2, at the lesser of the closing price of one share of FIBK Common Stock as quoted on the Nasdaq Stock Market on (a) the Business Day preceding the Agreement Date and (b) the Closing Date) (the “FIBK CS Tax Value”)  shall not be less than 40 percent of the aggregate amount of all consideration to be paid by FIBK in the Merger (the “Total Consideration Amount”), which amount equals the sum of (i)  the FIBK CS Tax Value, plus, (ii) the aggregate amount of all cash to be paid to all holders of Outstanding MTWF Shares in the Merger including in respect of Dissenting Shares pursuant to Section 3.8 assuming such Dissenting Shares were to receive only cash as consideration in respect of the Merger, plus (iii) the aggregate amount of all cash to be paid in lieu of issuing fractional shares pursuant to Section 3.5.6. If at the Closing the FIBK CS Tax Value is calculated to be less than 40 percent of the Total Consideration Amount, then (x) the aggregate number of shares of FIBK Common Stock to be issued in the Merger shall be increased to the extent necessary to ensure that the FIBK CS Tax Value in the Merger is not less than 40 percent of the Total Consideration Amount and (y) the aggregate Cash Consideration will be decreased by an amount equal to the aggregate value of the additional shares issued pursuant to clause (x), with such share value based on the indicative per share value determined by reference to the applicable FIBK CS Tax Value.  For the avoidance of doubt, this Section 3.2 does not change the aggregate value of the FIBK Common Stock and cash to be paid or issued as determined without regard to this Section 3.2, but may, however, change the mix of the FIBK Common Stock and cash paid and delivered.  Solely for purposes of this Section 3.2, the amount of cash expected to be paid to the holders of Dissenting Shares shall be determined with reference to the greater of the closing price of one share of FIBK Stock as quoted on the Nasdaq Stock Market on (a) the Business Day preceding the Agreement Date or (b) the Closing Date.

3.3                               Shareholder Election of Merger Consideration. An election statement (the “Election Statement”) shall be mailed with the Proxy permitting each holder of record of MTWF Common Stock to elect, in such holder’s discretion and in lieu of receiving the Merger Consideration, solely stock consideration (an “All Stock Election”) or solely cash consideration (an “All Cash Election”) in accordance with this Section 3.3.

3.3.1                     The Election Statement shall permit the holder to make an All Stock Election or All Cash Election (a “Merger Consideration Election”) in respect of all, but not less than all, shares of MTWF Common Stock held by such holder (“Election Shares”).  The requirements of this Section 3.3.1 to make an election with respect to all, but not less than all, shares shall not apply to elections made with respect to the shares of MTWF Common Stock held by the MTWF Retirement Plan to the extent deemed necessary or appropriate by the trustees and other fiduciaries of the MTWF Retirement Plan to comply with ERISA or other Law.

3.3.2                     Subject to adjustment as provided in this Agreement, including Sections 3.6 and 10.2, each Outstanding MTWF Share exchanged pursuant to an All Stock Election shall be converted into the right to receive (a) the Stock Consideration plus (b) the number of shares of FIBK Common Stock equal to the Cash Consideration divided by the Average Closing Price.

3.3.3                     Subject to adjustment as provided in this Agreement, including Sections 3.6 and 10.2, each Outstanding MTWF Share exchanged pursuant to an All Cash Election shall be converted into the right to receive cash equal to (a) the Cash Consideration plus (b) the cash equal to the Stock Consideration multiplied by the Average Closing Price.

3.3.4                     Any Outstanding MTWF Shares with respect to which the Exchange Agent has not received an effective, properly completed Election Statement on or before 5:00 p.m., Mountain Time, on the date which is five Business Days prior to the Closing Date (or such other time and date as FIBK and MTWF may mutually agree upon) (the “Election Deadline”) shall be conclusively deemed to have elected to receive the Merger Consideration per share as determined under Section 3.1 (the “No Election Shares”).

3.3.5                     An Election Statement may be revoked or changed by the Person submitting such Election Statement at or prior to the Election Deadline.  Subject to the terms of this Agreement and of the Election Statement, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Statements, and any decisions by the Exchange Agent shall be binding and conclusive.  None of FIBK, MTWF or the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Statement.  If the holder of Dissenting Shares submits an Election Statement, such holder’s election shall have no effect and the Exchange Agent will disregard such Election Statement.

3.3.6                     Notwithstanding any other provision of this Section 3.3 or any Election Statement (but subject to Section 3.2), unless waived in FIBK’s sole discretion, in no event will FIBK be required to issue shares of FIBK Common Stock in respect of Outstanding MTWF Shares (excluding Dissenting Shares) in an amount greater or less than the number of shares that would have been required under Section 3.1 if all Outstanding MTWF Shares were treated as No Election Shares (the “Stock Consideration Target”).

3.3.7                     The Exchange Agent shall give effect to Election Statements within five (5) Business Days following the Closing Date in accordance with the following: (a) all No Election Shares shall be converted into the Merger Consideration as determined under Section 3.1, and (b)(i) if, after giving effect to the No Election Shares, the Election Statements would result in issuance of shares of FIBK Common Stock at the Stock Consideration Target, the Election Shares shall be converted in accordance with the Merger Consideration Election in each Election Statement (and as provided in Section 3.3.2 or Section 3.3.3, as the case may be) or (ii) if, after giving effect to the No Election Shares, the Election Statements would result in issuance of shares of FIBK Common Stock in an amount greater or less than the Stock Consideration Target, the Exchange Agent shall adjust the Election Statements in order to cause the aggregate number of shares of FIBK Common Stock to be issued to be as close as reasonably practical to Stock Consideration Target. For purposes of clause (b)(ii), the Exchange Agent shall adjust the Election Statements as follows: (x) if the number of shares of FIBK Common Stock elected to be received exceeds the Stock Consideration Target, the Exchange Agent will reduce the number of shares of FIBK Common Stock to be delivered to MTWF shareholders making All Stock Elections proportionally and shall pay cash in an equivalent value, and (y) if the number of shares of FIBK shares of FIBK Common Stock elected to be received is less than the Stock Consideration Target, the Exchange Agent shall reduce the amount of cash to be paid to MTWF shareholders making All Cash Elections proportionally and shall deliver shares of FIBK Common Stock having an equivalent value.  The Election Shares subject to such adjusted Election Statements shall be converted in accordance with each Election Statement as so adjusted by the Exchange Agent (and as provided in Section 3.3.2 or Section 3.3.3, as the case may be).  For the avoidance of doubt, the provisions of Section 10.2, including any election by FIBK to modify the Merger Consideration, shall be given effect prior to the application of this Section 3.3.7.

3.4                               Rights as Shareholders; Stock Transfers.  At the Effective Time, holders of MTWF Common Stock shall cease to be, and shall have no rights as, shareholders of MTWF.  After the Effective Time, there shall be no transfers on the stock transfer books of MTWF or the Surviving Corporation of shares of MTWF Common Stock.

3.5                               Delivery of Merger Consideration.

3.5.1                     As of the Effective Time, FIBK shall deposit, or shall cause to be deposited, with the Exchange Agent (and such deposit (the “Exchange Fund”) shall be solely for the benefit of the holders of the Outstanding MTWF Shares (other than holders of Dissenting Shares), for exchange in accordance with this Agreement through the Exchange Agent) cash in an amount estimated to be equal to the Cash Consideration and cash in lieu of fractional shares payable pursuant to this Agreement for Outstanding MTWF Shares.

3.5.2                     As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record immediately prior to the Effective Time (collectively, the “Holders”) of shares of MTWF Common Stock represented by certificates (“Certificates”) as well as those not represented by a

Certificate (a “Book-Entry Share”), that were converted into the right to receive the Merger Consideration pursuant to Section 3.1 (a) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) shall pass, only upon delivery of Certificate(s) (or affidavits of loss in lieu of such Certificate(s)) to the Exchange Agent, which shall be substantially in such form and have such other provisions as shall be reasonably prescribed by the Exchange Agent and FIBK (the “Letter of Transmittal”) and (b) instructions for use in surrendering certificate(s) in exchange for the Merger Consideration upon surrender of such Certificate (or issuance of affidavits of loss in lieu of such Certificate(s)), or, in the case of shares of MTWF Common Stock held as Book-Entry Shares, upon adherence to the procedures set forth in the Letter of Transmittal (which shall include customary provisions with respect to delivery of an “agent’s message” with respect to Book-Entry Shares and to be in such form and have such provisions as FIBK and the Exchange Agent may reasonably require), and, if applicable, after the Effective Time, any dividends or distributions with respect to FIBK Common Stock to which such Holder is entitled pursuant to Section 3.5.4.

3.5.3                     Upon surrender to the Exchange Agent of a Holder’s Certificate(s) (or issuance of affidavits of loss in lieu of such Certificate(s)) or Book-Entry Shares, accompanied by a properly completed Letter of Transmittal, such Holder of MTWF Common Stock will be entitled to receive, promptly after the Effective Time, the Merger Consideration in respect of the shares of MTWF Common Stock represented by such Holder’s Certificate(s) or Book-Entry Shares. Until so surrendered, each such Certificate or Book-Entry Share shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration upon surrender of such Certificate(s) (or issuance of affidavits of loss in lieu of such Certificate(s)) or Book Entry Shares in accordance with, and, if applicable, after the Effective Time, any dividends or distributions to which such Holder is entitled.

3.5.4                     No dividends or other distributions with respect to FIBK Common Stock shall be paid to the Holder of any un-surrendered Certificate or Book-Entry Shares with respect to the FIBK Common Stock portion (if any) of the Merger Consideration represented thereby, in each case unless and until the surrender of such Certificate (or issuance of affidavits of loss in lieu of such Certificate(s)) or Book-Entry Shares in accordance with this Section 3. Subject to the effect of applicable abandoned property, escheat or similar Laws, following surrender of any such Certificate or Book-Entry Shares in accordance with this Section 3, the Holder of such shares of MTWF Common Stock shall be entitled to receive, without interest, (a) the amount of dividends or other distributions with a record date after the Effective Time payable with respect to the whole shares of the FIBK Common Stock portion of the Merger Consideration, if any, represented by such Certificate or Book-Entry Shares and not paid and/or (b) at the appropriate payment date, the amount of dividends or other distributions payable with respect to the whole shares of the FIBK Common Stock portion of the Merger Consideration, if any, represented by such

Certificate or Book-Entry Shares with a record date after the Effective Time and with a payment date subsequent to the issuance of the FIBK Common Stock portion of the Merger Consideration, if any, issuable with respect to such Certificate or Book-Entry Shares.

3.5.5                     In the event of a transfer of ownership of a Certificate representing MTWF Common Stock prior to the Effective Time that is not registered in the stock transfer records of MTWF, the Merger Consideration shall be delivered in exchange therefor to a Person other than the Person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such MTWF Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered Holder of the Certificate or establish to the reasonable satisfaction of FIBK that the Tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the first anniversary of the Effective Time, FIBK) shall be entitled to deduct and withhold from any cash portion of the Merger Consideration, and, if applicable, after the Effective Time, cash dividends or distributions payable pursuant to this Section 3 and any other cash amounts otherwise payable pursuant to this Agreement to any Holder of MTWF Common Stock (including with respect to any Dissenting Shares) such amounts as the Exchange Agent or FIBK, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax Law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or FIBK, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder of shares of MTWF Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or FIBK, as the case may be. After the Effective Time, there shall be no transfers on the stock transfer books of MTWF of any shares of MTWF Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of MTWF Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration in accordance with Section 3.1 and the procedures set forth in this Section 3.

3.5.6                     FIBK and the Exchange Agent shall be entitled to rely upon the stock transfer books of MTWF to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of any MTWF Common Stock, FIBK and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

3.5.7                     Notwithstanding anything to the contrary contained in this Agreement, no certificates or scrip representing fractional shares of FIBK Common Stock shall be issued upon the surrender of Certificates or Book-Entry Shares for exchange, and, if applicable, after the Effective Time, no dividend or distribution with respect to FIBK Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of FIBK. In lieu of the issuance of any such fractional share, FIBK shall pay to each former shareholder of MTWF who otherwise would be entitled to receive such fractional share, an amount in cash (rounded down to the nearest whole cent) determined by multiplying (a) the Average Closing Price by (b) the fraction of a share (after taking into account all shares of MTWF Common Stock held by such Holder at the Effective Time and rounded down to the nearest one ten-thousandth when expressed in decimal form) of FIBK Common Stock to which such Holder would otherwise be entitled to receive pursuant to Section 3.1. The parties acknowledge and agree that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.

3.5.8                     Any portion of the Exchange Fund that remains unclaimed by the shareholders of MTWF as of the first anniversary of the Effective Time shall be paid to FIBK. Any former shareholders of MTWF who have not theretofore complied with this Section 3 shall thereafter look only to FIBK with respect to the Merger Consideration and any unpaid dividends and distributions on the FIBK Common Stock deliverable in respect of each share of MTWF Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of FIBK, MTWF, the Exchange Agent or any other person shall be liable to any former holder of shares of MTWF Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws. In the event that any Certificate shall have been lost, stolen, mutilated or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, mutilated or destroyed and, if required by  the Exchange Agent, the posting by such person of a bond in such amount as the Exchange Agent may determine is necessary as indemnity against any claim that may be made against FIBK or the Exchange Agent with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen, mutilated or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement. Subject to the terms of the Exchange Agent Agreement, FIBK, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (a) the validity of any Letter of Transmittal and compliance by any MTWF shareholder with the procedures and instructions set forth herein and therein, (b) the issuance and delivery of the whole number of shares of the FIBK Common Stock portion of the Merger Consideration into which shares of MTWF Common Stock are converted in the Merger, if any, and (c) the method of payment of the cash portion of the Merger Consideration and cash in lieu of fractional shares of FIBK Common Stock.

3.5.9                     The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of FIBK Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of FIBK Common Stock for the account of the Persons entitled thereto. Former shareholders of record of MTWF who are to receive shares of FIBK Common Stock pursuant to the provisions hereof shall be entitled to vote after the Effective Time at any meeting of FIBK shareholders the number of whole shares of FIBK Common Stock into which their respective shares of MTWF Common Stock are converted, regardless of whether such holders have exchanged their Certificates or Book-Entry Shares for shares of FIBK Common Stock in accordance with the provisions of this Agreement.

3.6                               Anti-Dilution Provisions.  If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of FIBK or MTWF, respectively, shall occur (or for which the relevant record date will occur) as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Merger Consideration, the Stock Consideration, the Cash Consideration and any other dependent items, as applicable, shall be equitably and proportionately adjusted, if necessary and without duplication, to reflect such change.

3.7                               Reorganization.  The parties to this Agreement intend for (a) the Merger to qualify as a reorganization within the meaning of Section 368(a)(1)(A) and related sections of the Code and  (b) this Agreement shall constitute a “plan of reorganization” under Section 368 of the Code.  The parties will each  take such actions as may be reasonably necessary to ensure such result and no party shall file any tax return or take any action or position inconsistent therewith except as required pursuant to any Law.

3.8                               Dissenting Shares.  Shares of MTWF Common Stock held by a Person properly dissenting from the Merger in accordance with the MBCA and who has not withdrawn the dissent prior to the Effective Time (the “Dissenting Shares”), shall not be converted pursuant to Section 3.1, but shall be cancelled and retired and shall cease to exist and become only the right to receive such consideration as may be determined to be due to the holder of such Dissenting Shares pursuant to the applicable Laws; provided, however, that each Dissenting Share held by a Person at the Effective Time who shall, after the Effective Time, withdraw the dissent shall be deemed to have been converted, as of the Effective Time, into the right to receive the Merger Consideration and as No Election Shares. MTWF shall give FIBK (a) prompt notice of any written demands for fair value, attempted withdrawals of such demands and any other instruments served pursuant to Law relating to the shareholder demands for fair value and (b) the opportunity to direct all negotiations and proceedings with respect to demands for fair value under the MBCA.  MTWF shall not, except with the prior written consent of FIBK, voluntarily make any payment with respect to any demands for fair value of Dissenting Shares, offer to settle or settle any such demands.

4.0                               Representations and Warranties of MTWF. MTWF represents and warrants to FIBK that the following are materially true and correct as of the Agreement Date, and will be materially true and correct as of the Effective Time, subject, however to the matters stated on the Disclosure Schedule delivered by MTWF, which shall be organized to correspond to the applicable Sections in this Section 4, with each exception set forth in the Disclosure Schedule being deemed to qualify (1) the corresponding representation and warranty set forth in this Agreement that is specifically identified (by cross-reference or otherwise) in the Disclosure Schedule and (2) any other representation and warranty to the extent that the relevance of such exception to such other representation and warranty is reasonably apparent on the face of the disclosure:

4.1                               MTWF Organization.  MTWF (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Montana and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, (b) is registered with the Federal Reserve as a bank holding company under the BHCA and (c) has full power and authority, corporate and otherwise, to operate as a bank holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted, except where the failure to be so qualified or to have such power and authority would not reasonably be expected to have a Material Adverse Effect on MTWF on a consolidated basis.  True, correct and complete copies of the articles of incorporation and bylaws of MTWF and all amendments thereto have been made available to FIBK and each of the same are listed in the Disclosure Schedule.  MTWF has no Subsidiaries other than the Bank or as otherwise stated in the Disclosure Schedule.

4.2                               MTWF Subsidiary Organizations.

4.2.1                     Each of the MTWF Subsidiaries is identified in the Disclosure Schedule. True, correct and complete copies of the articles of association, articles of incorporation, articles of organization, operating agreement, charter (or similar organizational documents) and bylaws of each MTWF Subsidiary, and all amendments thereto, have been made available to FIBK and each of the same are listed in the Disclosure Schedule.

4.2.2                     The Bank is a national banking association, duly organized, validly existing and in good standing under the National Bank Act.  Each other MTWF Subsidiary is duly organized, validly existing and in good standing under the laws of the state of its organization, except where the failure to be in good standing would not reasonably be expected to have a Material Adverse Effect on such MTWF Subsidiary.

4.2.3                     Each MTWF Subsidiary has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified or to have such power and authority would not reasonably be expected to have a Material Adverse Effect on MTWF on a consolidated basis.

4.3                               Authorization; Enforceability.

4.3.1                     MTWF has the requisite corporate power and authority to enter into and perform its obligations under this Agreement.  The execution, delivery and performance of this Agreement by MTWF, and the consummation by it of its obligations under this Agreement, have been authorized by all necessary corporate action, subject only to MTWF Shareholder Approval, and this Agreement constitutes a legal, valid and binding obligation of MTWF enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws and subject to general principles of equity.

4.3.2                     Except for ordinary corporate requirements, no “business combination,” “moratorium,” “control share” or other state anti-takeover statute or regulation or any provisions contained in the articles of incorporation or bylaws of MTWF  (a) prohibits or restricts MTWF’s ability to perform its obligations under this Agreement, or its ability to consummate the Contemplated Transactions, (b) would have the effect of invalidating or voiding this Agreement, or any provision hereof, or (c) would subject FIBK to any material impediment or condition in connection with the exercise of any of its rights under this Agreement.  The board of directors of MTWF has unanimously approved the execution of, and performance by MTWF of its obligations under, this Agreement.

4.4                               No Conflict.  Neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time) (a) contravene, conflict with or result in a violation of any provision of the articles of incorporation or charter (or similar organizational documents) or bylaws, or any resolution adopted by the board of directors or shareholders of, MTWF or any MTWF Subsidiary, or (b) contravene, conflict with or result in a violation of Law, or, to MTWF’s Knowledge, give any Regulatory Authority or other Person the valid and enforceable right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any Order to which MTWF or any MTWF Subsidiary, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the Regulatory Approvals, including any such approvals under the BHCA, the Federal Deposit Insurance Act, as amended (the “FDI Act”), the Securities Act, the Exchange

Act, the National Bank Act, the MCA, and the MBCA, (c) contravene, conflict with or result in a violation or Breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any material Contract to which MTWF or any MTWF Subsidiary is a party or by which any of their respective assets is bound, or (d) result in the creation of any Lien upon or with respect to any of the assets owned or used by MTWF or any MTWF Subsidiary.  Except for the Regulatory Approvals and the MTWF Shareholder Approval, neither MTWF nor any MTWF Subsidiary is or will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.5                               MTWF Capitalization.  The Disclosure Schedule sets forth the issued capital stock and other equity securities of MTWF.  All outstanding shares of MTWF Common Stock have been duly authorized and are validly issued, fully paid and non-assessable.  There are no preemptive rights, outstanding subscriptions, contracts, conversion privileges, options, warrants, calls or other rights obligating MTWF or any MTWF Subsidiary to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of MTWF or any MTWF Subsidiary except for such rights held exclusively by MTWF to acquire MTWF Subsidiary capital stock and as set forth in the Disclosure Schedule.  Except for Options set forth in the Disclosure Schedule, there are no outstanding securities of MTWF that are convertible into, or exchangeable for, any shares of capital stock, and MTWF is not a party to any Contract relating to the issuance, sale or transfer of any equity securities or other securities of MTWF.  None of the outstanding shares of MTWF Common Stock were issued in violation of any federal or state securities laws or any other Laws, except where such violation would not reasonably be expected to have a Material Adverse Effect on MTWF on a consolidated basis.  MTWF does not own or have any Contract to acquire any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business except for the capital stock of the Bank.  From and including January 1, 2012, no shares of MTWF Common Stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by MTWF or any MTWF Subsidiary and no dividends or other distributions payable in any equity securities of MTWF or any MTWF Subsidiary have been declared, set aside, made or paid to the shareholders of MTWF.

4.6                               MTWF Subsidiary Capitalization.  The issued capital stock of the Bank is set forth in the Disclosure Schedule, all of which shares are duly authorized, validly issued and outstanding, fully paid and nonassessable, except to the extent subject to assessment under the National Bank Act or the FDI Act (the “Bank Shares”).  MTWF is the record and beneficial owner of one hundred percent (100%) of the Bank Shares and all of the issued and outstanding shares of capital stock of each other MTWF Subsidiary, free and clear of any Lien.  There are no unexpired or pending preemptive rights with respect to any shares of capital stock of any MTWF Subsidiary, except for such rights held exclusively by MTWF.  There are no outstanding securities of any MTWF Subsidiary that are convertible into or exchangeable for any shares of such MTWF Subsidiary’s capital stock, except for such rights held exclusively by MTWF and no MTWF Subsidiary is a party to any Contract relating to the issuance, sale or transfer of any equity securities or other securities of such MTWF Subsidiary.  No MTWF Subsidiary owns or has any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business..

4.7                               Financial Statements and Reports.

4.7.1                     True, correct and complete copies of the MTWF Financial Statements and the Bank Financial Statements have been made available to FIBK.

4.7.2                     The MTWF Financial Statements and Bank Financial Statements (other than Call Reports) have been prepared in conformity with GAAP subject, in the case of any unaudited financial statements, to normal year-end audit adjustments and to the absence of footnotes.

4.7.3                     The MTWF Financial Statements and the Bank Financial Statements are complete and correct in all material respects and fairly and accurately present the respective financial position, assets, liabilities and results of operations of MTWF and the Bank, respectively, as of the respective dates of and for the periods referred to in the MTWF Financial Statements and Bank Financial Statements, as applicable, except where supplemented or amended as of a later date.  Neither the MTWF Financial Statements nor the Bank Financial Statements include any material assets or omit to state any material liabilities, which inclusion or omission would render the MTWF Financial Statements or the Bank Financial Statements misleading in any material respect as of the respective dates of and for the periods referred to in the respective MTWF Financial Statements and Bank Financial Statements.

4.7.4                     Neither MTWF nor any of the MTWF Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among MTWF and any of the MTWF Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement”), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, MTWF or any of the MTWF Subsidiaries in the MTWF Financial Statements or Bank Financial Statements.

4.7.5                     MTWF maintains internal control over financial reporting sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (a) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of MTWF, (b) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of MTWF are being made only in accordance with authorizations of officers and directors of MTWF, and (c) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of MTWF’s assets that could have a material adverse effect on its financial statements. Since December 31, 2010, MTWF has not experienced or effected any material change in internal control over financial reporting.

4.8                               Books and Records.  The books of account, minute books, stock record books and other records of MTWF and each MTWF Subsidiary (other than Mountain South, LLC) are complete and correct in all material respects and have been maintained in accordance with MTWF’s business practices and all applicable Laws, including the maintenance of any adequate system of internal controls required by the Laws, except where the failure to maintain complete and correct records would not reasonably be expected to have a Material Adverse Effect on MTWF on a consolidated basis.  The minute books of MTWF and each MTWF Subsidiary (other than Mountain South, LLC) contain accurate and complete records in all material respects of all meetings held of, and corporate action taken by, its respective shareholders, board of directors and committees of the board of directors.  At the Closing, all of the books and records (other than books and records of Mountain South, LLC) will be in the possession of MTWF and the MTWF Subsidiaries. The books of account, minutes books, stock record books and other records of MTWF and each MTWF Subsidiary (other than Mountain South, LLC) have been made available to FIBK for inspection.

4.9                               Securities Laws. MTWF has complied in all material respects with all Securities Laws in connection with the offering and sale of its outstanding securities.  The disclosure documents used in connection with the offering and sale of any outstanding securities of MTWF did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.10                        Investment Securities.

4.10.1              Each of MTWF and the MTWF Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any Lien or any other encumbrance, except to the extent that such securities are pledged in the Ordinary Course of Business to secure obligations of MTWF or any of the MTWF Subsidiaries and except for such defects in title or Liens that would not be material to MTWF on a consolidated basis. Such securities are valued on the books of MTWF and the MTWF Subsidiaries in accordance with GAAP.

4.10.2              MTWF and the MTWF Subsidiaries employ investment, securities risk management and other policies, practices and procedures which MTWF believes are prudent and reasonable in the context of such businesses.

4.11                        Properties.

4.11.1              The Disclosure Schedule lists (a) all MTWF Real Estate and (b) all branch offices of Bank that Bank has applied to establish.

4.11.2              MTWF has made available to FIBK copies of all title policies in the possession or control of MTWF or an MTWF Subsidiary and relating to any real property identified in Section 4.11.1.  To the Knowledge of MTWF, no exceptions or Liens have arisen since the date of the title policies, except for Liens for taxes or assessments not yet due and payable.

4.11.3              MTWF and each MTWF Subsidiary has good and marketable title to all assets and properties, whether real or personal, tangible or intangible, that it purports to own, subject to no valid Liens except (a) as noted in title policies provided to FIBK, (b) statutory Liens for Taxes not yet delinquent or being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established and reflected on the MTWF Financial Statements or Bank Financial Statements, (c) pledges or Liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements, pursuant to borrowings from Federal Home Loan Banks or similar borrowings, or otherwise incurred in the Ordinary Course of Business, and (d) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held.

4.11.4              MTWF and MTWF Subsidiaries are not a party to any lease, whether as landlord, tenant or other capacity, except for leases identified in the Disclosure Schedules.  Each such lease is in full force and effect and, to the Knowledge of MTWF, no event of default or other failure in performance by any party has occurred under such lease and no event has occurred which, solely upon the giving of notice or passage of time, would constitute an event of default under such lease.

4.11.5              Except where any failure would not reasonably be expected to have a Material Adverse Effect on MTWF on a consolidated basis, all buildings and structures located on MTWF Real Estate (other than OREO) lie wholly within the boundaries of the real property owned or validly leased by it, and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

4.12                        Condition and Sufficiency of Assets.  The buildings, structures and equipment of MTWF and each MTWF Subsidiary are structurally sound, are in good operating condition and repair (subject to ordinary wear and tear), and are adequate for the uses to which they are being put, and none of such buildings, structures or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or in cost.  Except where any noncompliance would not reasonably be expected to have a Material Adverse Effect on MTWF on a consolidated basis, the real property, buildings, structures and equipment owned or leased by MTWF and each MTWF Subsidiary are in compliance with the Americans with Disabilities Act of 1990, as amended, and the regulations promulgated thereunder, and all other building and development codes and other restrictions, including subdivision regulations, building and construction regulations, drainage codes, health, fire and safety laws and regulations, utility tariffs and regulations, conservation laws and zoning laws and ordinances.  The assets and properties, whether real or personal, tangible or intangible, that MTWF or any MTWF Subsidiary purport to own are sufficient for the continued conduct of the business of MTWF and each MTWF Subsidiary after the Closing in substantially the same manner as conducted prior to the Closing.

4.13                        Loans; Loan Loss Reserve.

4.13.1              All loans and loan commitments extended by any MTWF Subsidiary and any extensions, renewals or continuations of such loans and loan commitments (the “MTWF Loans”) were made materially in accordance with the lending policies of such MTWF Subsidiary in the Ordinary Course of Business.  The MTWF Loans are evidenced by appropriate and sufficient documentation and constitute valid and binding obligations to such MTWF Subsidiary enforceable in accordance with their terms, except (a) as enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and subject to general principles of equity and (b) defects in documentation which would not reasonably be expected to have a Material Adverse Effect on the MTWF Loans taken as a whole.  All such MTWF Loans are, and at the Closing will be, free and clear of any Lien and each MTWF Subsidiary has complied, and at the Closing will have complied, with all Laws relating to such MTWF Loans, except where any such failure to comply would not reasonably be expected to have a Material Adverse Effect on MTWF on a consolidated basis.  All sums held in escrow that were collected and received under an MTWF Loan were collected in accordance with applicable loan documents and Law, and are sufficient in amount, except to the extent the failure in collection or amount would not reasonably be expected to have a Material Adverse Effect on MTWF on a consolidated basis.

4.13.2              The reserve for possible loan and lease losses of the Bank is and will be on the Closing Date adequate in all material respects and funded in accordance with GAAP to provide for possible or specific losses, net of recoveries relating to loans previously charged off.  To the Knowledge of MTWF, none of the MTWF Loans is subject to any material offset or claim of offset.

4.13.3              Notwithstanding anything to the contrary contained in this Agreement, it is understood and agreed to by FIBK that MTWF makes no representation or warranty with respect to (a) the collectability of any MTWF Loans due to any borrower’s financial inability to pay or (b) the adequacy of collateral.

4.13.4              The Disclosure Schedule sets forth the aggregate amount of all loans, extensions of credit and other assets of MTWF and each MTWF Subsidiary, as of December 31, 2013, that have been criticized or classified by any internal or external audit or loan review and after giving effect to any criticism or classification by any Regulatory Authority.

4.14                        Undisclosed Liabilities; Adverse Changes.  Neither MTWF nor any MTWF Subsidiary has any material liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) that are required to be included in the MTWF Statements pursuant to GAAP, except for liabilities or obligations reflected or reserved against in the MTWF Financial Statements, current liabilities incurred in the Ordinary Course of Business since the respective dates thereof.  Since December 31, 2012, there has not been any change in the business, operations, properties, prospects, assets or condition of MTWF or any MTWF Subsidiary, and, to MTWF’s Knowledge, no event has occurred or circumstance exists, that has had or would reasonably be expected to have a Material Adverse Effect on MTWF on a consolidated basis.

4.15                        Taxes.

4.15.1              MTWF and each MTWF Subsidiary has duly filed all material Tax Returns required to be filed by it, and each such Tax Return is complete and accurate in all material respects.  MTWF and each MTWF Subsidiary has paid, or made adequate provision for the payment of, all Taxes (whether or not reflected in Tax Returns as filed or to be filed) due and payable by MTWF or any MTWF Subsidiary, or claimed to be due and payable by any Regulatory Authority, and is not delinquent in the payment of any Tax, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided.

4.15.2              There is no claim or assessment pending or, to the Knowledge of MTWF, Threatened against MTWF or any MTWF Subsidiary for any Taxes owed by any of them.  No audit, examination or investigation related to Taxes paid or payable by MTWF or any MTWF Subsidiary is presently being conducted or, to the Knowledge of MTWF, Threatened by any Regulatory Authority. Neither MWTF nor any MTWF Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

4.15.3              MTWF has made available to FIBK true, correct and complete copies of all Tax Returns for state or federal income, corporation or license taxes filed with respect to the fiscal years by MTWF and each MTWF Subsidiary ending December 31, 2011 and 2012 and any tax examination reports and statements of deficiencies assessed or agreed to for any of MTWF or any MTWF Subsidiary for any such fiscal years.

4.15.4              MTWF and each MTWF Subsidiary has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of all Laws, where the failure to pay, withhold or report would reasonably be expected to have a Material Adverse Effect on MTWF on a consolidated basis.

4.15.5              Except for the consolidated group with respect to which MTWF is the parent corporation, none of MTWF nor any MTWF Subsidiary has been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. None of MTWF nor any MTWF Subsidiary has any liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

4.15.6              MTWF has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

4.15.7              None of MTWF nor any MTWF Subsidiary is, nor has it been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

4.15.8              Subsequent to September 1, 2013, no MTWF shareholder had a portion of such shareholder’s MTWF shares redeemed by MTWF, nor received a distribution with respect to such shares (other than regular, periodic dividends), and no corporation related to MTWF within the meaning of Treasury Regulation Section 1.368-1(e)(3)(i)(B) acquired any stock of MTWF held by such MTWF shareholder.

4.16                        Labor. Neither MTWF nor any MTWF Subsidiary is (a) a party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, or (b) the subject of any proceeding asserting that they have committed an unfair labor practice or seeking to compel them to bargain with any labor organization as to wages or conditions of employment. No strike involving MTWF or any MTWF Subsidiary is pending or, to the Knowledge of MTWF, threatened and MTWF has no Knowledge of any activity involving its or MTWF employees seeking to certify a collective bargaining unit or engaging in any other organizational activity.

4.17                        Employee Benefits.

4.17.1              The Disclosure Schedule contains an accurate and complete list, as of the date hereof, of each material plan, program, policy, agreement, collective bargaining agreement or other arrangement providing for compensation, severance, deferred compensation, performance awards, stock or stock-based awards, fringe, retirement, death, disability or medical benefits or other employee benefits or remuneration of any kind, including each employment, severance, retention, change in control or consulting plan, program arrangement or agreement, in each case whether written or unwritten or otherwise, funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is or has been sponsored, maintained, contributed to, or required to be contributed to by MTWF or any MTWF Subsidiary for the benefit of any current or former employee, independent contractor, consultant or director of MTWF or any MTWF Subsidiary, or with respect to which MTWF or any MTWF Subsidiary has or may have any material liability (collectively, the “MTWF Employee Plans”).

4.17.2              MTWF has made available to FIBK true, correct, and complete copies of all of the following documents with respect to each MTWF Employee Plan, to the extent applicable: (a) all documents constituting the MTWF Employee Plans, including but not limited to trust agreements, insurance policies, service agreements, and formal and informal amendments thereto; (b) Forms 5500 and any financial statements attached thereto for the prior three years; (c) the last Internal Revenue Service determination letter, the last IRS determination letter that covered the qualification of the entire plan (if different), and the materials submitted by MTWF to obtain those letters; (d) the most recent summary plan description; (e) the most recent written descriptions of all non-written agreements relating to any such plan or arrangement; (f) all reports submitted within the four years preceding the date of this Agreement by third-party administrators, actuaries, investment managers, consultants, or other independent contractors; (g) all notices that were given within the four years preceding the date of this Agreement by the IRS, Department of Labor, or any other governmental agency or entity with respect to any plan or arrangement; (h) employee manuals or handbooks containing personnel or employee relations policies; and (i) all documentation of any corrections made to any MTWF Employee Plan under the Employee Plans Compliance Resolution System, the Delinquent Filer Voluntary Compliance System, the Fiduciary Correction Program, or other similar program.

4.17.3              Each MTWF Employee Plan has been established, administered and maintained, in all material respects, in accordance with its constituent documents and with all applicable provisions of the Code, ERISA and other laws, including federal and state securities laws, and each MTWF Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to MTWF or any MTWF Subsidiary (other than ordinary administration expenses and in respect of accrued benefits thereunder).

4.17.4              Neither MTWF nor any MTWF Subsidiary has ever sponsored or maintained, had any obligation to sponsor or maintain, or had any liability (whether actual or contingent, with respect to any of its assets or otherwise) with respect to any employee benefit plan subject to Section 302 of ERISA or Section 412 of the Code or Title IV of ERISA (including any multiemployer plan as defined in ERISA Section 3(37)).

4.17.5              MTWF (and, as applicable, any MTWF Subsidiary) has classified all individuals (including but not limited to independent contractors and leased employees) appropriately under the MTWF Employee Plans; if any individuals have not been appropriately classified under any of the MTWF Employee Plans or if the classification is later determined to be erroneous or is retroactively revised, such error in classification will not cause MTWF, FIBK, or the affected MTWF Employee Plan to incur any material liability, loss or damage.

4.17.6              There are no pending claims or lawsuits by, against, or relating to any MTWF Employee Plan that would, if successful, result in liability of MTWF or any MTWF Subsidiary, and no claims or lawsuits have been asserted, instituted or, to the Knowledge of MTWF, threatened by, against, or relating to any MTWF Employee Plan, against the assets of any trust or other funding arrangement under any such MTWF Employee Plan, by or against MTWF or any MTWF Subsidiary with respect to any MTWF Employee Plan, or by or against the plan administrator or any fiduciary of any MTWF Employee Plan, and MTWF does not have Knowledge of any fact that could form the basis for any such claim or lawsuit.  No MTWF Employee Plan is presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the Department of Labor, or any other governmental agency or entity, and no matters are pending with respect to a MTWF Employee Plan under the Employee Plans Compliance Resolution System, the Delinquent Filer Voluntary Compliance System, the Fiduciary Correction Program, or other similar program.

4.17.7              With respect to each MTWF Employee Plan, there has occurred no non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code) or transaction prohibited by Section 406 of ERISA or breach of any fiduciary duty described in Section 404 of ERISA that would, if successful, result in any liability for MTWF or any MTWF Subsidiary or an officer, director, or employee of MTWF or any MTWF Subsidiary.

4.17.8              All reporting, disclosure, and notice requirements of ERISA and the Code have been materially satisfied with respect to each MTWF Employee Plan, and each MTWF Employee Plan has been amended or all action has been taken to bring such Plan into compliance with applicable provisions of ERISA, the Code, and other applicable laws (including the Affordable Care Act).

4.17.9              Payment has been made of all amounts that MTWF and any MTWF Subsidiary is required to pay as contributions to the MTWF Employee Plans as of the last day of the most recent fiscal year of each of the plans ended before the date of this Agreement; all benefits accrued under any unfunded MTWF Employee Plan will have been paid, accrued, or otherwise adequately reserved in accordance with GAAP as of the interim balance sheet date; and all monies withheld from employee paychecks with respect to any MTWF Employee Plan have been timely transferred to the appropriate plan.

4.17.10       Neither MTWF nor any MTWF Subsidiary has prepaid or prefunded any welfare plan (as defined in ERISA) through a trust, reserve, premium stabilization, or similar account, nor does it provide benefits through a voluntary employee beneficiary association as defined in Section 501(c)(9) of the Code.

4.17.11       No employee or former employee or director or former director of MTWF or any MTWF Subsidiary or beneficiary of any such person is entitled to receive any benefits, including, without limitation, death or medical benefits (whether or not insured) beyond retirement or other termination of employment as described in Statement of Financial Accounting Standards No. 106, other than (a) death or retirement benefits under a qualified retirement plan, (b) deferred compensation benefits accrued as liabilities on the MTWF Financial Statements or (c) continuation coverage mandated under Section 4980B of the Code or other applicable law.

4.17.12       Neither MTWF nor any MTWF Subsidiary is a party to any contract, agreement or arrangement that is a “nonqualified deferred compensation plan” subject to Code Section 409A. Each such nonqualified deferred compensation plan has been operated since January 1, 2005 in compliance with Code Section 409A and the guidance and regulations issued thereunder. No nonqualified deferred compensation plan that is intended to be grandfathered has been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004. No stock option or other right to acquire MTWF or MTWF Subsidiary common stock or other equity (a) has an exercise price that has been or may be less than the fair market value of the underlying equity as of the date such option or right was granted, (b) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or right, or (c) has been granted after December 31, 2004 with respect to any class of stock or equity that is not “service recipient stock” (within the meaning of applicable regulations under Code Section 409A).

4.17.13       Neither the execution of this Agreement, the consummation of the Merger, nor any of the other Contemplated Transactions will (either alone or upon the occurrence of any additional or subsequent events) (a) entitle any current or former director, employee, contractor or consultant of MTWF or any MTWF Subsidiary to severance pay or any other payment, (b) accelerate the time of payment, funding, or vesting, or increase the amount of compensation due to any such individual, (c) limit or restrict the right of MTWF or any MTWF Subsidiary to merge, amend or terminate any MTWF Employee Plan, (d) increase the amount payable or result in any other material obligation pursuant to any MTWF Employee Plan, or (e) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

4.18                        Compliance with Laws.  MTWF and Bank each holds all licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of its respective business, except where the failure to so hold would not reasonably be expected to have a Material Adverse Effect on MTWF on a consolidated basis.  Each of MTWF and MTWF Subsidiaries is, and at all times since January 1, 2013, has been, in compliance with each Law that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect on MTWF on a consolidated basis.  To the Knowledge of MTWF, no event has occurred or circumstance exists that (with or without notice or lapse of time)  (a) may constitute or result in a violation by MTWF or any MTWF Subsidiary of, or a failure on the part of MTWF or any MTWF Subsidiary to comply with, any Law, or (b) may give rise to any obligation on the part of MTWF or any MTWF Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Law, except, in either case, where the failure to comply or the violation would not reasonably be expected to have a Material Adverse Effect on MTWF or any MTWF Subsidiary on a consolidated basis. Neither MTWF nor any MTWF Subsidiary has received, at any time since January 1, 2012, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person regarding  (x) any actual, alleged, possible, or potential violation of, or failure to comply with, any Law or (y) any actual, alleged, possible, or potential obligation on the part of MTWF or any MTWF Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Law.  This Section 4.18 shall not require the disclosure of any information the disclosure of which to FIBK would be prohibited by any Law

4.19                        Legal Proceedings; Orders.

4.19.1              The Disclosure Schedule sets forth a true and correct list of all Proceedings and Orders pending, entered into or, to the Knowledge of MTWF, Threatened against or affecting MTWF or any MTWF Subsidiary or any of their respective assets or businesses, or the Contemplated Transactions, that has not been fully satisfied and terminated and there is no fact known to MTWF that would provide a basis for any other Proceeding or Order.  To the Knowledge of MTWF, no officer, director, agent or employee of MTWF or any MTWF Subsidiary is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the businesses of MTWF or any MTWF Subsidiary.

4.19.2              Neither MTWF nor any MTWF Subsidiary (a) is subject to any cease-and-desist or other Order or enforcement action issued by, or (b) is a party to any written agreement, consent agreement or memorandum of understanding with, or (c) is a party to any commitment letter or similar undertaking to, or (d) is subject to any order or directive by, or (e)  is subject to any supervisory letter from, or (f) has been ordered to pay any civil money penalty, which has not been paid, by, or (g) has adopted any policies, procedures or board resolutions at the request of, any Regulatory Authority that currently (i) restricts in any material respect the conduct of its business or (ii) that in any material manner relates to its capital adequacy, or (iii) restricts its ability to pay dividends, or (iv) limits in a material manner its credit or risk management policies, its management or its business; nor has MTWF or any MTWF Subsidiary been advised by any Regulatory Authority that it is considering issuing, initiating, ordering or requesting any of the foregoing.

4.19.3              This Section 4.19 shall not require the disclosure of any information the disclosure of which to FIBK would be prohibited by any Law.

4.20                        Ordinary Course of Business; Material Adverse Effect.  Since December 31, 2012, MTWF and each MTWF Subsidiary have conducted its respective businesses only in the Ordinary Course of Business and there has not been any change in the financial or other condition of MTWF or a MTWF Subsidiary that has or would reasonably be expected to have a Material Adverse Effect on MTWF on a consolidated basis.

4.21                        Properties and Contracts.  The Disclosure Schedule lists or describes the following with respect to MTWF and each MTWF Subsidiary (the “Material Contracts”):

4.21.1              all borrowings by MTWF or any MTWF Subsidiary (exclusive of deposit agreements with Bank customers, agreements for the purchase of federal funds and repurchase agreements and borrowings from Federal Home Loan Banks in the Ordinary Course of Business);

4.21.2              each Contract that involves performance of services or delivery of goods or materials, or expenditures, by MTWF or any MTWF Subsidiary after the Agreement Date in excess of $100,000 in the aggregate during any period of time;

4.21.3              each Contract not referred to elsewhere in this Section that (a) relates to the future purchase of goods or services in excess of the requirements of its respective business at current levels or for normal operating purposes, or (b) materially affect the business or financial condition of MTWF or any MTWF Subsidiary;

4.21.4              each lease, rental, license, installment and conditional sale agreement and other Contract affecting the ownership of, leasing of, title to or use of, any personal property (except personal property having a value per item or aggregate payments of less than $25,000 and with terms, excluding any renewal terms, of less than one year);

4.21.5              each licensing agreement or other Contract with respect to patents, trademarks, copyrights, or other intellectual property used in, held for use in, or necessary for the conduct of the business of MTWF or any MTWF Subsidiary (collectively, “Intellectual Property Assets”), including agreements with current or former employees, consultants or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

4.21.6              each joint venture, partnership and other Contract (however named) involving a sharing of profits, losses, costs or liabilities by MTWF or any MTWF Subsidiary with any other Person;

4.21.7              each Contract containing covenants that in any way purport to restrict the business activities of MTWF or any MTWF Subsidiary;

4.21.8              each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

4.21.9              (a) the name and annual salary of each director and executive officer of MTWF and each MTWF Subsidiary, and the profit sharing, bonus or other form of compensation (other than salary) paid or payable by MTWF or an MTWF Subsidiary or a combination of any of them to or for the benefit of each such person in question for the year ended December 31, 2013 and for calendar year 2014, and (b) any non-competition or similar arrangement or plan with respect to each such person;

4.21.10       each Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by MTWF or any MTWF Subsidiary to be responsible for consequential damages;

4.21.11       each Contract for capital expenditures in excess of $25,000;

4.21.12       each written warranty, guaranty or other similar undertaking with respect to contractual performance extended by MTWF or any MTWF Subsidiary other than in the Ordinary Course of Business; and

4.21.13       each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

4.22                        No Defaults.

4.22.1              MTWF and the MTWF Subsidiaries have performed in all material respects all of the obligations required to be performed by them under, and are entitled to all accrued benefits under and, to the Knowledge of MTWF, are not alleged to be in default in respect of, each Material Contract listed in the Disclosure Schedule pursuant to Section 4.21, except as would not, individually or in the aggregate, be material to MTWF on a consolidated basis. Each of the Material Contracts is valid and binding on MTWF or its applicable Subsidiary and in full force and effect, without amendment except as described therein, and there exists no default or event of default or event, occurrence, condition or act, with respect to MTWF or the MTWF Subsidiaries or, to the Knowledge of MTWF, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default under any Material Contract, except, as would not, individually or in the aggregate, be material to MTWF on a consolidated basis. True, correct and complete copies of all Material Contracts have been made available to FIBK.

4.22.2              Except notices given or received by MTWF or an MTWF Subsidiary in the Ordinary Course of Business with respect to any MTWF Loan, neither MTWF nor any MTWF Subsidiary has given to or received from any other Person, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Material Contract, that has not been terminated or satisfied prior to the Agreement Date.

4.22.3              Other than in the Ordinary Course of Business in connection with workouts and restructured loans, there are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to MTWF or any MTWF Subsidiary under current or completed Material Contracts with any Person and no such Person has made written demand for such renegotiation.

4.23                        Insurance.  The Disclosure Schedules lists the policies of insurance owned or held by MTWF or any MTWF Subsidiary on the Agreement Date.  Each policy is in full force and effect (except for any expiring policy which is replaced by coverage at least as extensive).  All premiums due on such policies have been paid in accordance with their terms.

4.24                        Compliance with Environmental Laws.

4.24.1              There are no Proceedings or Orders involving MTWF or any MTWF Subsidiary, or any of their respective assets, that are pending or, to the Knowledge of MTWF, Threatened, nor to the Knowledge of MTWF is there any factual basis for any of the foregoing, as a result of any asserted failure of MTWF or any MTWF Subsidiary, or any predecessor, to comply with any Environmental Law.

4.24.2              No environmental clearances or other governmental approvals are required for the conduct of the business of MTWF or any MTWF Subsidiary or the consummation of the Contemplated Transactions.  To the Knowledge of MTWF, neither MTWF nor any MTWF Subsidiary is the owner of any interest in real estate, including the MTWF Real Estate, on which any substances have been used, stored, deposited, treated, recycled or disposed of, which substances if known to be present on, at or under such property, would require clean up, removal or some other remedial action under any Environmental Law.

4.24.3              The MTWF Real Estate (other than OREO) are, and have been, in material compliance with all applicable Environmental Laws and, to the Knowledge of MTWF, no circumstances exist that would result in a material violation of applicable Environmental Laws with respect to the MTWF Real Estate, including the OREO.  Except as permitted under and in accordance with Environmental Laws, no Hazardous Substances are or have been located in, under or upon MTWF Real Estate (other than OREO) or, to the Knowledge of MTWF, in, under or upon the OREO.

4.24.4              No storage tanks (except tanks for the storage of propane used in the Ordinary Course of Business), underground or otherwise, are present on the MTWF Real Estate (other than the OREO) nor, to the Knowledge of MTWF, (a) have any storage tanks been removed from the MTWF Real Estate, or (b) are present on the OREO.

4.25                        Regulatory Filings.  Since January 1, 2010, MTWF and each MTWF Subsidiary have timely made all required filings with all Regulatory Authorities, including the Federal Reserve, the FDIC and the OCC.  All such filings were accurate and complete in all material respects as of the dates of the filings or amendments thereto, and no such filing has made any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

4.26                        Fiduciary Accounts.  The Bank has properly administered in all material respects all accounts for which it acts as fiduciary, including accounts for which it serves as trustee, agent, custodian or investment advisor, in accordance with the material terms of the governing documents and applicable state and federal law and regulations and common law, except where noncompliance would not reasonably be expected to have a Material Adverse Effect on MTWF on a consolidated basis.  None of the Bank or any of its directors, officers or employees has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

4.27                        Indemnification Claims.  To MTWF’s Knowledge, no action or failure to take action by any director, officer, employee or agent of MTWF or any MTWF Subsidiary has occurred that may give rise to a claim or a potential claim by any such Person for indemnification against MTWF or any MTWF Subsidiary under any agreement with, or the corporate indemnification provisions of, MTWF or any MTWF Subsidiary, or under any Laws, except where such action or failure would not reasonably be expected to have a Material Adverse Effect on MTWF on a consolidated basis.

4.28                        Insider Interests.  No executive officer or director of MTWF or any MTWF Subsidiary, any member of the Family of any such Person, and no entity that any such Person “controls” or any “related interest” of such Person within the meaning of Regulation O of the Federal Reserve, has any loan, deposit account or any other agreement with MTWF or any MTWF Subsidiary, or any interest in any material property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of MTWF or any MTWF Subsidiary.

4.29                        Broker Commissions.  None of MTWF, any MTWF Subsidiary or any of their respective Representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement, except for a fee to be paid to D.A. Davidson & Co.  Copies of all agreements with D.A. Davidson & Co have been previously furnished to FIBK.

4.30                        Approval Delays.  To the Knowledge of MTWF, there is no reason why the granting of any of the Regulatory Approvals would be denied or unduly delayed.  The Bank’s most recent CRA rating is “satisfactory” or better.

4.31                        Fairness Opinion. The MTWF board of directors has received an opinion of its financial advisor, D.A. Davidson & Co., to the effect that as of the date thereof, and based upon and subject to the matters set forth therein, the Merger Consideration is fair to its shareholders from a financial point of view.

4.32                        Intellectual Property.

4.32.1              MTWF and the MTWF Subsidiaries own good title to all of the Intellectual Property Assets, free and clear of any and all Liens. The Intellectual Property Assets constitute all of the intellectual property reasonably necessary for the conduct of MTWF’s business as it is currently conducted and currently proposed to be conducted.

4.32.2              To the Knowledge of MTWF, the Intellectual Property Assets and the conduct of MTWF’s business has not violated, infringed or misappropriated, does not violate, infringe or misappropriate any intellectual property right of a third party, any right to privacy or publicity, or any applicable Laws regulating unfair competition or trade practices.

4.32.3              Neither MTWF nor any of the MTWF Subsidiaries has received written notice from any third party alleging any material interference, infringement, misappropriation or violation of any intellectual property rights of any third party and, to the Knowledge of MTWF, neither MTWF nor any of the MTWF  Subsidiaries has interfered in any material respect with, infringed upon, misappropriated or violated any intellectual property rights of any third party. To the Knowledge of MTWF, no third party has interfered with, infringed upon, misappropriated or violated any Intellectual Property Assets. Neither MTWF nor any of the MTWF Subsidiaries licenses to, or has entered into any exclusive agreements relating to any Intellectual Property Assets with, third parties, or permits third parties to use any Intellectual Property Asset rights. Neither MTWF nor any of the MTWF Subsidiaries owes any material royalties or payments to any third party for using or licensing to others any Intellectual Property Assets.

4.32.4              MTWF has taken reasonable measures consistent with industry practice to protect and preserve the confidentiality of all trade secrets owned, used, appropriated or disclosed by MTWF (“Trade Secrets”). All material use, disclosure or appropriation of Trade Secrets owned by MTWF by or to a third party has been pursuant to the terms of an agreement or other legal obligation between MTWF and such third party pursuant to which the third party undertakes to protect and not disclose such Trade Secrets. Neither MTWF nor, to the Knowledge of MTWF, any Person under the control of MTWF has materially breached any such confidentiality agreements that such Person is subject to, and, to the Knowledge of MTWF, no other party to any such confidentiality agreement is in material breach thereof.

4.32.5              Neither MTWF nor any of the MTWF Subsidiaries is a party to any agreement to indemnify any Person against a claim of infringement of or misappropriation by any Intellectual Property Assets.

4.33                        Information Technology; Security and Privacy.

4.33.1              To MTWF’s Knowledge, all information technology and computer systems (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary to the conduct of MTWF and MTWF Subsidiary businesses (collectively, “MTWF IT Systems”) have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards prudent in the industry, to ensure proper operation, monitoring and use. MTWF and MTWF Subsidiaries have commercially reasonable disaster recovery plans, procedures and facilities for their business and have taken commercially reasonable steps to safeguard the MTWF IT Systems. The MTWF IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct consolidated business. Neither MTWF nor any of the MTWF Subsidiaries has experienced within the past three (3) years any material disruption to, or material interruption in, its conduct of its business attributable to a defect, bug, breakdown or other failure or deficiency of the MTWF IT Systems. MTWF and the MTWF Subsidiaries have taken reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of their businesses (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of their respective businesses. To MTWF’s Knowledge, neither MTWF nor any of the MTWF Subsidiaries is in breach of any Material Contract related to any MTWF IT Systems.

4.33.2              MTWF has at all times complied in all material respects with all applicable Laws relating to privacy, data protection and the collection and use of personal information gathered or accessed in the course of the operations of

MTWF. MTWF has at all times complied in all material respects with all rules, policies and procedures established by MTWF from time to time with respect to the foregoing. No claims are pending and, to the Knowledge of MTWF, no claims have been asserted or Threatened against MTWF or are likely to be asserted or Threatened against MTWF by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights under any such Laws, policies or procedures. To the Knowledge of MTWF, the consummation of the Merger and the other transactions contemplated by this Agreement will not Breach or otherwise cause any violation of any such Laws, policies or procedures.

4.33.3              With respect to all personal information described in Section 4.33.2, MTWF has taken all steps reasonably necessary (including implementing and monitoring compliance with measures with respect to technical and physical security) to protect the information in a manner consistent with the Laws, rules, policies or procedures referred to in Section 4.33.2. To the Knowledge of MTWF, there has been no unauthorized access to or other misuse of that information.

4.34                        Registration Statement. None of the information supplied or to be supplied by MTWF for inclusion in Form S-4, Proxy Statement and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions, will, at the respective time such documents are filed and, in the case of the Form S-4, when it becomes effective, and with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading. All documents filed with the SEC or other regulatory authority by MTWF in connection with the Merger shall comply as to form in all material respects with the provisions of Law.

4.35                        Disclosure.  Neither any representation nor warranty of MTWF in, nor any Disclosure Schedule to, this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.  No notice given pursuant to Section 6.8 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

5.0                               Representations and Warranties of FIBK. FIBK represents and warrants to MTWF that the following are materially true and correct as of the Agreement Date, and will be materially true and correct as of the Effective Time, subject, however to the matters stated on the Disclosure Schedule delivered by FIBK, which shall be organized to correspond to the applicable Sections in this Section 5, with each exception set forth in the Disclosure Schedule being deemed to qualify (1) the corresponding representation and warranty set forth in this Agreement that is specifically identified (by cross-reference or otherwise) in the Disclosure Schedule and (2) any other representation and warranty to the extent that the relevance of such exception to such other representation and warranty is reasonably apparent on the face of the disclosure:

5.1                               Organization.  Each of FIBK and each FIBK Subsidiary (a) is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary and (b) has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted, except where the failure to be so qualified or to have such power and authority would not reasonably be expected to have a Material Adverse Effect on FIBK on a consolidated basis.

5.2                               Authorization; Enforceability.  FIBK has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by FIBK, and the consummation by it of its obligations under this Agreement, have been duly authorized by all necessary corporate action.  This Agreement constitutes a legal, valid and binding obligation of FIBK enforceable in accordance with its terms except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws and subject to general principles of equity.

5.3                               No Conflict.  Neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time) (a) contravene, conflict with or result in a violation of any provision of the certificate or articles of incorporation, charter, bylaws or any resolution adopted by the board of directors or stockholders of, FIBK or any FIBK Subsidiary, (b) contravene, conflict with or result in a violation of any Law or any Order to which FIBK or any FIBK Subsidiary, or any of the assets that are owned or used by them, may be subject, other than any of the foregoing that would be satisfied by compliance with the provisions of the BHCA, the Securities Act, the Exchange Act, the MCA and the MBCA, and (c) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any material Contract to which FIBK or any FIBK Subsidiary is a party or by which any of their respective assets is bound, or (d) result in the creation of any Lien upon, or with respect to, any of the assets owned or used by FIBK or any FIBK Subsidiary.  Except as otherwise provided in this Agreement, neither FIBK nor any FIBK Subsidiary is or will be required to give any notice to, or obtain any consent from, any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

5.4                               FIBK Subsidiaries.  FIBK is the record and beneficial owner of one hundred percent (100%) of all of the issued and outstanding shares of capital stock or other equity securities of each FIBK Subsidiary, free and clear of any Lien.  There are no unexpired or pending preemptive rights with respect to any shares of capital stock of any FIBK Subsidiary, except for such rights held exclusively by FIBK.  There are no outstanding securities of any FIBK Subsidiary that are convertible into or exchangeable for any shares of such FIBK Subsidiary’s capital stock or other equity securities, except for such rights held exclusively by FIBK.

5.5                               Undisclosed Liabilities.  Neither FIBK nor any FIBK Subsidiary has any material liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise), except for liabilities or obligations reflected or reserved against in the FIBK SEC Documents filed on or prior to the date of this Agreement, current liabilities incurred in the Ordinary Course of Business since the respective dates thereof and other liabilities or obligations that in the aggregate would not reasonably be expected to have a Material Adverse Effect on FIBK on a consolidated basis.

5.6                               Legal Proceedings; Orders.

5.6.1                     Except as disclosed in the FIBK SEC Documents, there have been no Proceedings or Orders pending, entered into or, to the Knowledge of FIBK, Threatened against, affecting or involving FIBK or any FIBK Subsidiary or any of their respective assets or businesses, or the Contemplated Transactions, since January 1, 2011, that had, or would reasonably be expected to have, a Material Adverse Effect on FIBK on a consolidated basis or that would impair FIBK’s ability to consummate any of the Contemplated Transactions, and there is no fact to FIBK’s Knowledge that would provide a basis for any other Proceeding or Order involving FIBK or any FIBK Subsidiary, or any of its respective officers or directors in their capacities as such, or its assets, business or goodwill that would reasonably be expected to have a Material Adverse Effect on FIBK on a consolidated basis or that would impair FIBK’s ability to consummate any of the Contemplated Transactions.

5.6.2                     Neither FIBK nor any FIBK Subsidiary (a) is subject to any cease-and-desist or other Order or enforcement action issued by, or (b) is a party to any written agreement, consent agreement or memorandum of understanding with, or (c) is a party to any commitment letter or similar undertaking to, or (d) is subject to any order or directive by, or (e)  is subject to any supervisory letter from, or (f) has been ordered to pay any civil money penalty, which has not been paid, by, or (g) has adopted any policies, procedures or board resolutions at the request of, any Regulatory Authority that currently (i) restricts in any material respect the conduct of its business or (ii) that in any material manner relates to its capital adequacy, or (iii) restricts its ability to pay dividends, or (iv) limits in a material manner its credit or risk management policies, its management or its business; nor has FIBK or any FIBK Subsidiary been advised by any Regulatory Authority that it is considering issuing, initiating, ordering or requesting any of the foregoing.

5.6.3                     This Section 5.6 shall not require the disclosure of any information the disclosure of which to MTWF would be prohibited by any Law.

5.7                               Compliance with Laws.  FIBK and each FIBK Subsidiary holds all licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of its respective business.  Except as stated in the FIBK SEC Documents, each of FIBK and each FIBK Subsidiary is, and at all times since January 1, 2011, has been, in compliance with each Law that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect on FIBK or any FIBK Subsidiary.  Except as stated in the FIBK SEC Documents, no event has occurred or circumstance exists that (with or without notice or lapse of time)  (a) may constitute or result in a violation by FIBK or any FIBK Subsidiary of, or a failure on the part of FIBK or any FIBK Subsidiary to comply with, any Law or (b) may give rise to any obligation on the part of FIBK or any FIBK Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Law; except, in either case, where the failure to comply or the violation would not reasonably be expected to have a Material Adverse Effect on FIBK or any FIBK Subsidiary.  Except as stated in a FIBK SEC Document, neither FIBK nor any FIBK Subsidiary has received, at any time since January 1, 2011, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person regarding:  (i) any actual, alleged, possible, or potential violation of, or failure to comply with, any Law; or (ii) any actual, alleged, possible, or potential obligation on the part of FIBK or any FIBK Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Law.

5.8                               Approval Delays.  To the Knowledge of FIBK, there is no reason why the granting of any of the Regulatory Approvals, and the SEC registration referred to in Section 8.2, would be denied or unduly delayed.  The most recent CRA rating of each of FIBK’s subsidiary banks is satisfactory or better.

5.9                               Fairness Opinion. The FIBK board of directors has received an opinion of its financial advisor, Sandler O’Neill & Partners, L.P., to the effect that as of the date thereof, and based upon and subject to the matters set forth therein, the Merger Consideration is fair to the FIBK shareholders from a financial point of view.

5.10                        Securities Reports; Financial Statements.

5.10.1              The FIBK SEC Documents (a) were prepared in all material respects in accordance with published rules and regulations of the SEC and (b) did not at the time they were filed, (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (except that information as of a later date shall be deemed to modify information as of that later date).

5.10.2              Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the FIBK SEC Documents, including any FIBK SEC Documents filed since the date of this Agreement and prior to or on the Effective Time, have been prepared in accordance with the GAAP (except as may be indicated in the notes thereto) and each fairly presents the consolidated financial position of FIBK and the FIBK Subsidiaries as of the respective dates thereof or for the respective periods set forth therein and the consolidated results of its operations and changes in financial position for the periods indicated, except that any unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

5.11                        Registration Statement. None of the information supplied or to be supplied by FIBK for inclusion in Form S-4, Proxy Statement and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions, will, at the respective time such documents are filed and, in the case of the Form S-4, when it becomes effective, and with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading. All documents filed with the SEC by FIBK shall comply with published rules and regulations of the SEC and all documents filed with any other regulatory authority by FIBK in connection with the Merger shall comply as to form in all material respects with the provisions of Law.

5.12                        Absence of Certain Changes or Events. Except as disclosed in the FIBK SEC Documents, since December 31, 2012, FIBK and each FIBK Subsidiary have conducted its respective businesses only in the Ordinary Course of Business and there has not been any change in the financial or other condition of FIBK or a FIBK Subsidiary that has, or would reasonably be expected to have, a Material Adverse Effect on FIBK on a consolidated basis.

5.13                        Tax Matters. Neither FIBK nor any of its Affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a)(1)(A) of the Code.

5.14                        Issued Shares.  The shares of FIBK Common Stock to be issued in the Merger will be duly authorized and validly issued, fully paid and non-assessable.

6.0                               MTWF Preclosing Covenants.

6.1                               Access and Investigation.

6.1.1                     FIBK and its Representatives shall, at all times during normal business hours and with reasonable advance notice and consent from MTWF’s chief executive officer, chief financial officer, or cashier, which consent shall not be unreasonably withheld or delayed, prior to the Closing Date, have full and continuing access to the facilities, operations, records and properties of MTWF and each MTWF Subsidiary, including, loan and credit files and reports.  FIBK and its Representatives may, prior to the Closing Date, make or cause to be made such reasonable investigation of the operations, records and properties of MTWF and each MTWF Subsidiary and of their respective financial and legal condition as FIBK shall deem necessary or advisable to familiarize itself with such records, properties and other matters; provided, however, that such access or investigation shall not interfere unnecessarily with the normal operations of MTWF or any MTWF Subsidiary.  Upon request, MTWF and each MTWF Subsidiary will furnish FIBK or its Representatives, attorneys’ responses to auditors’ requests for information regarding MTWF or such MTWF Subsidiary, as the case may be, and such financial and operating data and other information reasonably requested by FIBK (provided, with respect to attorneys, such disclosure would not result in the waiver by MTWF or any MTWF Subsidiary of any claim of attorney-client privilege), and will permit FIBK and its Representatives to discuss such information directly with any individual or firm performing auditing or accounting functions for MTWF or such MTWF Subsidiary, and such auditors and accountants shall be directed to furnish copies of any reports or financial information as developed to FIBK or its Representatives.  No investigation by FIBK or any of its Representatives shall affect the representations and warranties made by MTWF.  FIBK shall use its best efforts to notify MTWF of any information discovered by FIBK and indicating a Breach by MTWF; provided, however, that the failure of FIBK to notify MTWF shall not have the effect of waiving or otherwise excusing any Breach. This Section shall not require the disclosure of any information the disclosure of which to FIBK would be prohibited by any Law.

6.1.2                     MTWF shall allow a representative of FIBK to attend as an observer all meetings of the committees of the board of directors of the Bank including any meeting of the loan committee, asset liability management committee or similar committee.  The representative shall be the Chief Executive Officer, Chief Financial Officer, Chief Credit Officer or any executive vice president of FIBK (located in Billings, Montana) or, with the consent of MTWF, an FIBK officer designated by one of the foregoing.  MTWF shall give reasonable notice to FIBK of any such meeting and, if known, the agenda for or business to be discussed at such meeting.  MTWF shall provide to FIBK all information provided to the directors in connection with all such meetings, and shall provide any other financial reports or other analysis prepared for senior management of MTWF or any MTWF Subsidiary in connection with such meetings, in each case excluding information which is privileged or is subject to any restriction on disclosure.  It is understood by the parties that FIBK’s representative will not have any voting rights with respect to matters discussed at the meetings and that FIBK is not managing the business or affairs of MTWF or any MTWF Subsidiary.  All information obtained by FIBK at these meetings shall be treated in confidence as provided in Section 11.6. Information received by FIBK under this Section 6.1.2 shall not be provided by FIBK to any FIBK employee other than the FIBK officers or their permitted designees as described in this Section 6.1.2. Notwithstanding the foregoing, FIBK shall not be permitted to attend any portion of a meeting and MTWF shall not be required to provide

FIBK with any materials, in violation of applicable law or that relates to a Superior Proposal (except for information to be provided as required by Section 6.8), or that involve matters protected by the attorney-client privilege or matters arising out of or related to this Agreement.

6.1.3                     Any confidential information or trade secrets of MTWF received by FIBK, its employees or agents in the course of the consummation of the Contemplated Transactions shall be treated confidentially, and any correspondence, memoranda, records, copies, documents and electronic or other media of any kind containing either such confidential information, or trade secrets or both shall be destroyed by FIBK or, at MTWF’s request, returned to MTWF if this Agreement is terminated.  Such information shall not be used by FIBK or its agents to the detriment of MTWF or any MTWF Subsidiary.  Notwithstanding any provision to the contrary contained in this Agreement, that certain Confidentiality Agreement dated as of November 5, 2013, between FIBK and MTWF (the “Confidentiality Agreement”) shall (a) remain in full force and effect and binding upon the parties, (b) survive termination of this Agreement, and (c) control where an inconsistency arises with the terms of this Agreement.

6.2                               Operation of MTWF and MTWF Subsidiaries.  Except with the prior written consent of FIBK (which consent shall (a) not be unreasonably withheld or delayed and (b) be deemed to be given if FIBK has made no response within 36 hours (or with respect to Section 6.2.10, two hours) excluding Saturdays, Sundays and legal holidays following the delivery by email of the request by MTWF to such representative designated in writing by FIBK), between the Agreement Date and the Closing Date, MTWF will not, and will cause each MTWF Subsidiary, not to:

6.2.1                     change its authorized or issued capital stock, issue any capital stock (other than in connection with the exercise of Options), grant any stock option or right to purchase shares of its capital stock (other than the full vesting of outstanding Options as contemplated herein); issue any security convertible into such capital stock or evidences of indebtedness (except in connection with customer deposits); grant any registration rights; purchase, redeem, retire or otherwise acquire any shares of any such capital stock (other than the cash out of outstanding Options as contemplated herein and otherwise on terms reasonably acceptable to FIBK); or declare or pay any dividend or other distribution or payment in respect of shares of its capital stock, other than the Permitted Dividends;

6.2.2                     amend its articles of incorporation, articles of association, articles of organization or other formation instrument, charter or bylaws;

6.2.3                     pay or increase any bonus, salary or other compensation to any of its shareholders, directors, officers or employees, except for normal payments and increases in the Ordinary Course of Business or in accordance with any then existing MTWF Employee Plans, or enter into any employment, consulting, non-competition, change in control, severance or similar Contract with any shareholder, director, officer or employee, except for the Contemplated Transactions, including, without limitation, the payment of retention payments or “pay to stay arrangements” not exceeding (a) $35,000.00 to any individual or (b) $250,000.00 in the aggregate and otherwise in compliance with Section 409A of the Code;

6.2.4                     adopt, amend or terminate, or increase the payments to or benefits under, any MTWF Employee Plan, except for amendments or termination required under this Agreement, or as may be acceptable to FIBK or necessary to comply with Law;

6.2.5                     enter into, terminate or extend any joint venture or similar agreement pursuant to any Contract or any similar transaction other than loan participation arrangements in the Ordinary Course of Business;

6.2.6                     except for leases by Mountain South, LLC, enter into any new, or modify, amend, renew or extend (through action or inaction) any existing, lease, Contract or license that has a term of more than one year or that involves the payment by MTWF or any MTWF Subsidiary of more than $25,000 in the aggregate;

6.2.7                     make any loan or commitment to make any loan other than (a) in the Ordinary Course of Business, consistent with existing lending and underwriting policies and practices and on an arms-length basis and (b) in a principal amount not greater than $750,000.00;

6.2.8                     commit to make or increase the amount of, any loan or extension of credit to any Person if any loan or extension of credit to such Person or an Affiliate of such Person is on the “watch list” or similar internal report or was classified by Bank as “substandard,” “doubtful,” “loss,” or “other loans specially mentioned” prior to the commitment, renewal, extension or increase; provided, however, that nothing in this Agreement shall prohibit MTWF or any MTWF Subsidiary from honoring any contractual obligation in existence on the Agreement Date;

6.2.9                     sell, lease or other dispose of any of its assets or properties or mortgage, pledge or permit the imposition of any lien or other encumbrance upon any of its material assets or properties except in the Ordinary Course of Business or for tax and other liens that arise by operation of law and with respect to which payment is not past due and except for pledges or liens (i) required to be granted in connection with the acceptance by the Bank of government deposits, or (ii) granted in connection with repurchase agreements;

6.2.10              buy or sell any security held, or intended to be held, for investment other than (a) in the Ordinary Course of Business and (b) in an amount not greater than $750,000.00 in a single investment; provided, however, any such investment shall be a permissible investment for a commercial bank organized under the Montana Bank Act;

6.2.11              incur any obligation or liability (fixed or contingent) other than in the Ordinary Course of Business and except for the MTWF Transaction Expenses;

6.2.12              solicit or accept any deposit other than consistent with past practices;

6.2.13              cancel or waive any claims or rights with a value in excess of $25,000;

6.2.14              make any single investment of a capital nature exceeding $25,000 or aggregate investments of a capital nature exceeding $50,000;

6.2.15              except for (a) leases entered in the Ordinary Course of Business by Mountain South, LLC and (b) as permitted by Subsection 6.2.6, acquire or lease, as lessee or lessor, any real property;

6.2.16              except for the Contemplated Transactions, merge or consolidate with or into any other Person, or acquire any stock, equity interest or business of any other Person, or enter any agreement for any of the foregoing;

6.2.17              borrow, or incur any indebtedness, or any increase any outstanding indebtedness, other than in the Ordinary Course of Business;

6.2.18              make any material change in any policies, principles and practices with respect to accounting, liquidity management and cash flow planning, marketing, deposit origination, lending, allowance for loan and lease losses, budgeting, profit and tax planning, accounting or any other material aspect of its business or operations, except as may be required by a Regulatory Authority;

6.2.19              file any applications for additional branches, open any new office or branch, close any current office or branch, or relocate operations from existing locations;

6.2.20              discharge or satisfy any material Lien or repay any material indebtedness for borrowed money, except for obligations incurred and repaid in the Ordinary Course of Business and when and as due;

6.2.21              purchase or otherwise acquire any derivative securities, financial futures or commodities or entry into any interest rate swap, floors and option agreements, or other similar interest rate management agreements;

6.2.22              hire any employee;

6.2.23              take or omit to take any action the effect of which is to cause any representation or warranty of MTWF to be incorrect at any time except where such action would not reasonably be expected to have a Material Adverse Effect on MTWF on a consolidated basis;

6.2.24              take any action the effect of which would be to materially delay or adversely affect the ability of any Person to obtain the approvals of Regulatory Authorities for the Contemplated Transactions; or

6.2.25              agree, orally or in writing, to do any of the foregoing.

6.3                               Affirmative Covenants.  Between the Agreement Date and the Closing Date, MTWF will and will cause each MTWF Subsidiary to:

6.3.1                     conduct its business only in the Ordinary Course of Business;

6.3.2                     use its commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers, employees and agents, and maintain the relations and goodwill with its suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it;

6.3.3                     maintain a reserve for possible loan and lease losses in accordance with GAAP and which is adequate in all material respects to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable);

6.3.4                     maintain all of its assets necessary for the conduct of its business in good operating condition and repair, reasonable wear and tear and damage by fire or unavoidable casualty excepted, and maintain policies of insurance upon its assets and with respect to the conduct of its business in amounts and kinds comparable to that in effect on the date hereof and pay all premiums on such policies when due;

6.3.5                     maintain its books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior years and comply with all Laws except where such failure to so maintain or comply would not reasonably be expected to have a Material Adverse Effect on MTWF on a consolidated basis;

6.3.6                     file in a timely manner all required filings with all Regulatory Authorities.

6.4                               Subsequent Financial Statements.  As soon as available, but in any case within 15 calendar days following the end of the period to which they relate (or, with respect to Call Reports, when filed), MTWF will furnish FIBK copies of the Subsequent MTWF Financial Statements (which may include an estimate for equity in Mountain

South, LLC) and Subsequent Bank Financial Statements.  Except as may be required by changes in GAAP effective after the date hereof, the Subsequent MTWF Financial Statements and Subsequent Bank Financial Statements (other than the Call Reports) will be prepared on a basis consistent with past accounting practices and shall fairly present in all material respects the financial condition and results of operations for the dates and periods presented.

6.5                               Title to Real Estate.  Within thirty (30) calendar days after the Agreement Date, FIBK may request that MTWF obtain and deliver to FIBK at MTWF’s sole expense, a commitment for a standard owners policy with respect some or all of the owned MTWF Real Estate (other than OREO) (the “Title Commitments”), , The Title Commitments shall be issued by a title insurance company reasonably acceptable to FIBK, showing fee simple title in MTWF or the MTWF Subsidiary subject to no Liens except such Liens as do not adversely affect the use and operation of the MTWF Real Estate as currently used or operated.  The Title Commitments shall be delivered within thirty (30) calendar days of FIBK’s request.

6.6                               Environmental Investigation.

6.6.1                     FIBK may, in its reasonable discretion and following notice to MTWF given within thirty (30) Business Days of the Agreement Date, conduct a Phase 1 environmental site assessment with respect to any MTWF Real Estate owned by MTWF.  FIBK shall pay all costs and expenses of any environmental assessments and shall indemnify, defend and hold MTWF and the MTWF Subsidiaries harmless from all costs and liabilities relating to FIBK’s activities.  FIBK shall repair and restore any damage to the MTWF Real Estate caused by or occurring during FIBK’s testing and return the MTWF Real Estate to the same condition as existed prior to such entry.  The obligations of FIBK under this Subsection 6.6.1 shall survive the termination of this Agreement.  If the Phase 1 environmental site assessment discloses a potential material adverse environmental condition with respect to MTWF Real Estate, then FIBK may conduct further environmental site assessments or investigations as FIBK reasonably determines appropriate.  The environmental site assessments or investigations shall be conducted by consultants reasonably selected by FIBK upon notice to MTWF.  FIBK shall have no duty to act upon any information set forth in any environmental site assessment.

6.6.2                     If the environmental site assessments indicate a material adverse environmental condition that FIBK reasonably determines would reasonably be expected to have a Material Adverse Effect on MTWF on a consolidated basis, and if MTWF or the MTWF Subsidiary is unable to remedy the materially adverse environmental condition within sixty (60) days after FIBK delivers notice thereof, FIBK may terminate this Agreement without further liability or obligation.  Any environmental condition at the MTWF Real Estate located at 444 West Idaho, Kalispell, Montana shall be disregarded for all purposes of this Section 6.6.2.

6.7                               Advice of Changes.  Between the date of this Agreement and the Closing Date, MTWF will promptly notify FIBK in writing if MTWF or any MTWF Subsidiary becomes aware of any fact or condition that causes or constitutes a Breach of any of MTWF’s representations and warranties as of the date of this Agreement, or if MTWF or any MTWF Subsidiary becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.  If any such fact or condition would require any change in the Disclosure Schedule if such Disclosure Schedule were dated the date of the occurrence or discovery of any such fact or condition, MTWF will promptly deliver to FIBK a supplement to the Disclosure Schedules specifying such change; provided, however, that any update or change to the Disclosure Schedule shall not be deemed a modification of any representation or warranty of MTWF or to excuse or waive any Breach.  During the same period, MTWF will promptly notify FIBK of the occurrence of any Breach of any covenant of MTWF in this Article or of the occurrence of any event that might reasonably be expected to make the satisfaction of the conditions in Article 9 impossible or unlikely.

6.8                               No Solicitation.

6.8.1                     MTWF shall not, and shall cause each of the MTWF Subsidiaries and each of their Representatives not to, directly or indirectly (a) solicit, initiate, encourage or facilitate (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including, by way of a tender offer) or similar transactions involving MTWF or any of the MTWF Subsidiaries that, if consummated, would constitute an Alternative Transaction (any of the foregoing inquiries or proposals being referred to herein as an “Acquisition Proposal”), (b) participate in any discussions or negotiations regarding an Alternative Transaction or Acquisition Proposal or (c) enter into any agreement regarding any Alternative Transaction or Acquisition Proposal; provided, however, that, in the event that (i) MTWF shall receive a Superior Proposal that was not solicited by it and did not otherwise result from a Breach of this Agreement, (ii) prior to receipt of approval by MTWF shareholders of the Merger, MTWF’s board of directors determines in its good faith judgment, after receiving the advice of outside counsel, that, in light of such Superior Proposal, if MTWF fails to participate in such discussions or negotiations with, or provide such information to, the party making the Superior Proposal, MTWF’s board of directors would be in violation of its fiduciary duties under applicable Law, and (iii) MTWF has given FIBK at least five (5) Business Days’ notice of its intention to do so, MTWF may (A) furnish information with respect to it and the MTWF Subsidiaries to the party making such Superior Proposal pursuant to a customary confidentiality agreement containing terms no less restrictive to the party making the Superior Proposal than the terms contained in the Confidentiality Agreement and (B) participate in discussions regarding such Superior Proposal. No notice given pursuant to this Section 6.8 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

6.8.2                     MTWF shall notify FIBK promptly (but in no event later than one Business Day) after receipt of any Acquisition Proposal or any material modification of or material amendment to any Acquisition Proposal, or any request for non-public information relating to MTWF or any of the MTWF Subsidiaries or for access to the properties, books or records of MTWF or any of the MTWF Subsidiaries by any Person that has made, or to MTWF’s Knowledge may be considering making, an Acquisition Proposal. Such notice to FIBK shall be made in writing, and shall indicate the identity of the Person making the Acquisition Proposal or intending to make or considering making an Acquisition Proposal or requesting non-public information or access to the books and records of MTWF or any of the MTWF Subsidiaries, and the terms of any such Acquisition Proposal or modification or amendment to an Acquisition Proposal. MTWF shall keep FIBK fully informed, on a current basis, of any changes in the status and any changes or modifications in the terms of any such Acquisition Proposal, indication or request.

6.8.3                     MTWF and the MTWF Subsidiaries shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than FIBK) conducted heretofore with respect to any of the foregoing. MTWF agrees not to, and to cause the MTWF Subsidiaries not to, release any third party from, and agrees to use commercially reasonable efforts to enforce, the provisions of any agreement to which MTWF or the MTWF Subsidiaries is a party that remains in effect as of the date hereof, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any person to make an Acquisition Proposal.

6.9                               Voting and Support Agreements.  Concurrently with the execution and delivery of this Agreement, MTWF shall deliver to FIBK voting and support agreements substantially in the form of Exhibit B hereto, signed by all of the persons listed on Schedule 6.9.

6.10                        Shareholders’ Meeting.  MTWF shall cause the MTWF Shareholder Meeting to be held at the earliest practicable date after the Form S-4 has been declared effective by the SEC.  MTWF shall send to its shareholders at least ten (10) days prior to such meeting, notice of such meeting together with the Proxy Statement, which shall form a part of the Form S-4 and include a copy of this Agreement and a copy of Sections 35-1-826 through 35-1-839 of the MCA governing the rights of dissenting shareholders.  Subject to its fiduciary duties, MTWF and its board of directors shall recommend to shareholders the approval of this Agreement and shall solicit proxies voting only in favor thereof from the shareholders of MTWF.

6.11                        Information Provided to FIBK.  MTWF agrees that none of the information concerning MTWF or any MTWF Subsidiary that is provided or to be provided by MTWF to FIBK for inclusion in the Form S-4 and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will, at the respective times such documents are filed and, in the case of the Form S-4, when it becomes effective and, with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement, or any amendment thereof or supplement thereto, at the time of the meeting of MTWF’s shareholders referred to above, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Proxy Statement shall be mailed.  Notwithstanding the foregoing, MTWF shall have no responsibility for the truth or accuracy of any information with respect to or supplied by FIBK or any FIBK Subsidiary or any of their Affiliates contained in the Form S-4 or in any document submitted to, or other communication with, any Regulatory Authority.

6.12                        Employee Plans.

6.12.1              Upon the written request of FIBK, MTWF shall take such action as may be necessary or desirable to amend or to terminate any MTWF Employee Plan on or before the Closing on terms reasonably acceptable to FIBK; provided, however, except as provided in Section 6.12.2, that MTWF or the Bank shall not be obligated to take any such requested action that is irrevocable until immediately prior to the Closing and at such time as MTWF shall have received written confirmation from FIBK that all conditions precedent to the consummation of the Contemplated Transactions (except for the completion of actions to be taken at the Closing) have been satisfied or waived.

6.12.2              After the Agreement Date and prior to the MTWF Shareholder Meeting, MTWF will amend the MTWF Retirement Plan to specify that participants may direct the trustee with respect to the exercise of shareholder rights with respect to MTWF Common Stock allocated to their accounts for purposes of the MTWF Shareholder Meeting and to include other provisions related thereto as reasonably requested by FIBK.  MTWF will use its best efforts to ensure that the exercise of shareholder rights with respect to MTWF Common Stock held by the MTWF Retirement Plan in connection with the MTWF Shareholder Meeting is conducted in material compliance with ERISA, including that appropriate disclosures are made to plan participants.

6.13                        Data and Item Processing Agreements.  MTWF agrees to consult with FIBK prior to the entry by it or any MTWF Subsidiary by either action or inaction into any new, or any extension of any existing, data or item processing agreements.  MTWF agrees to coordinate with FIBK the negotiation of any new or extension of any existing data or item processing agreement, to be effective after the Agreement Date, with the purpose of achieving the best possible economic and business result in light of the Merger.

6.14                        Tax Matters.  Neither MTWF nor any MTWF Subsidiary shall make any election inconsistent with prior returns or elections or settle or compromise any liability with respect to Taxes without prior written notice to FIBK.  MTWF and each MTWF Subsidiary shall timely file all Tax Returns required to be filed prior to the Closing; provided, however, that each such Tax Return shall be delivered to FIBK for its review at least five (5) Business Days prior to the anticipated date of filing of such Tax Return. MTWF will use reasonable efforts to cause the Merger to qualify as a reorganization under Section 368(a)(1)(A) of the Code, and will, if requested, execute a representation letter, substantially in the form attached as Exhibit C, and which contains certain factual assumptions with respect to MTWF upon which Holland & Hart LLP will rely in rendering the Tax Opinion.

6.15                        Non-Compete Agreements.  Concurrently with the execution and delivery of this Agreement, MTWF shall cause to be delivered to FIBK the Non-Compete Agreements.

6.16                        Accounting and Other Adjustments.  MTWF agrees that it shall, and shall cause each MTWF Subsidiary, to  (a) make any accounting adjustments or entries to its books of account and other financial records, (b) make additional provisions to any allowance for loan and lease losses, (c) sell or transfer any investment securities held by it, (d) charge-off any loan or lease, (e) create any new reserve account or make additional provisions to any other existing reserve account, (f) make changes in any accounting method, (g) accelerate, defer or accrue any anticipated obligation, expense or income item, and (h) make any other adjustments that would affect the financial reporting of FIBK, on a consolidated basis after the Effective Time, in any case as FIBK shall reasonably request; provided, however, that neither MTWF nor any MTWF Subsidiary shall be obligated to take any such requested action until immediately prior to the Closing and at such time as MTWF shall have received written confirmation from FIBK that all conditions precedent to the consummation of the Contemplated Transactions (except for the completion of actions to be taken at the Closing) have been satisfied or waived.

6.17                        Termination of Options.  Prior to the Effective Time, MTWF shall, at its sole cost and expense, cause the acceleration of all unvested Options and the cancellation of all unexpired and unexercised Options in accordance with Section 2.5 hereof.  For the avoidance of doubt, such action shall not affect the Total Merger Consideration to be received by holders of MTWF Common Stock.

6.18                        Bank Merger. On the request of FIBK, MTWF shall cause the Bank to enter into, and MTWF shall vote all shares of Bank common stock in favor of, a merger agreement providing for the Bank Merger; provided, however, that the effective time of the Bank Merger shall (a) be contingent on the Closing and (b) not occur at or prior to the Effective Time.  MTWF shall further cooperate with FIBK in obtaining Regulatory

Approvals for the Bank Merger and to cause the Bank Merger to become effective at a time reasonably required by FIBK (but in no event at or prior to the Effective Time).

6.19                        Branch Consolidation or Closure.  On the request of FIBK, MTWF shall cause the Bank to cooperate with FIBK for (a) the consolidation of Bank offices, (b) the consolidation of Bank offices with First Interstate Bank offices and (c) the closure of Bank offices, including, filing applications or notices with Regulatory Authorities, posting notices of consolidation or closure at Bank offices and providing written notice of consolidation or closure to the public or Bank customers.  MTWF’s cooperation under this Section 6.19 shall not be required until after (i) the approval of the Merger and this Agreement by the holders of MTWF Common Stock and (ii) issuance by all Regulatory Authorities of required approvals of (but not the expiration of any holding or waiting period required for consummation of) the Merger and (iii) the receipt by MTWF of written confirmation from FIBK that all conditions precedent to the consummation of the Contemplated Transactions (except for the completion of actions to be taken at Closing) have been satisfied or waived.

6.20                        Director and Officer Insurance.  On reasonable request of FIBK, MTWF shall acquire extended coverage of acts or omissions under MTWF’s existing director and officer liability policies of insurance commonly referred to as “tail coverage”.

7.0                               FIBK Covenants.

7.1                               Advice of Changes.  Between the date of this Agreement and the Closing Date, FIBK will promptly notify MTWF in writing if FIBK or any FIBK Subsidiary becomes aware of any fact or condition that causes or constitutes a Breach of any of FIBK’s representations and warranties as of the date of this Agreement, or if FIBK or any FIBK Subsidiary becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.  If any such fact or condition would require any change in the Disclosure Schedule if such Disclosure Schedule were dated the date of the occurrence or discovery of any such fact or condition, FIBK will promptly deliver to MTWF a supplement to the Disclosure Schedules specifying such change; provided, however, that any update or change to the Disclosure Schedule shall not be deemed a modification of any representation or warranty of FIBK or to excuse or waive any Breach.  During the same period, FIBK will promptly notify MTWF of the occurrence of any Breach of any covenant of FIBK or of the occurrence of any event that might reasonably be expected to make the satisfaction of the conditions in Article 9 impossible or unlikely.

7.2                               Information Provided to MTWF.  FIBK agrees that none of the information concerning FIBK or any FIBK Subsidiary that is provided or to be provided by FIBK for inclusion or that is included in the Form S-4 and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will, at the respective times such documents are filed and, in the case of the Form S-4, when it becomes effective and, with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading.  Notwithstanding the foregoing, FIBK shall have no responsibility for the truth or accuracy of any information with respect to MTWF or any MTWF Subsidiary or any of their Affiliates contained in the Form S-4 or in any document submitted to, or other communication with, any Regulatory Authority.

7.3                               Indemnification of MTWF and Bank Directors and Officers.  For a period of six (6) years from and after the Effective Time, FIBK will indemnify and defend each present and former director and officer of MTWF and the Bank to the fullest extent that MTWF and/or the Bank is currently required to indemnify (and advance expenses to) its directors and officers under applicable law, including federal banking law, and under their respective articles of incorporation, articles of association or bylaws in effect on the Agreement Date; provided, however, FIBK shall not be obligated to indemnify a director or officer of MTWF or the Bank arising out of or related toany alleged violation of state or federal securities laws, including alleged fraud or misrepresentation. Any determination required to be made with respect to whether an officer’s or director’s conduct complies with the standard set forth under the articles of incorporation, articles of association, or bylaws of MTWF or the Bank will be made by independent counsel (which will not be counsel that provides any services to FIBK or any of its Subsidiaries) selected by FIBK and reasonably acceptable to such officer or director.  For a period of six (6) years after the Effective Date, FIBK will use its best efforts to cause to be maintained in effect (with reputable and financially sound insurers) director and officer liability insurance substantially similar to that maintained by FIBK and providing insurance coverage with respect to claims against the directors and officers of MTWF and/or the Bank arising from facts or events that occurred before the Effective Time.  The provisions of this Section 7.3 shall terminate with respect to a Person upon such Person’s failure to fully and timely perform the Person’s obligations under, or the filing by such Person of any proceeding for the interpretation of, a Non-Compete Agreement.

7.4                               Employee Benefits.  FIBK agrees that, to the extent permitted under Laws and plan documents, all former employees of MTWF or the Bank who become employees of FIBK or any of its Subsidiaries shall receive credit for their past service with MTWF or the Bank for purposes of eligibility and vesting under FIBK’s employee benefit plans.

7.5                               FIBK Employment Covenants.

7.5.1                     From the Agreement Date to the Closing Date, FIBK will cause First Interstate Bank to not hire new employees for employment with First Interstate Bank at its Helena, Missoula, Great Falls, Bozeman, Kalispell, and Whitefish, Montana branch offices.

7.5.2                     FIBK will, or will cause an FIBK Subsidiary to, pay Severance Compensation to each MTWF or MTWF Subsidiary employee who is employed immediately prior to the Effective Time, if such employee’s employment is terminated by FIBK, an FIBK Subsidiary or the Bank on or before the first anniversary of the Closing Date; provided, however, this section shall not apply to (a) employees terminated for cause or by reason of death or disability or (b) employees voluntarily terminating employment or (c) an employee party to a separate employment, severance or similar agreement providing for severance or other compensation following termination of the employee’s employment with MTWF or an MTWF Subsidiary.

7.5.3                     “Severance Compensation” means cash compensation in an amount determined under FIBK employment policies in effect as of the Agreement Date (and in the form provided to MTWF prior to the Agreement Date) and by giving effect to the salary, length of employment and position with MTWF or an MTWF Subsidiary as if such employee was employed by FIBK or an FIBK Subsidiary for like duration and salary and, in the reasonable determination of FIBK, in a similar employment position.

7.5.4                     FIBK will, or will cause an FIBK Subsidiary to, provide reasonable outplacement services to each MTWF or MTWF Subsidiary employee who is employed immediately prior to the Effective Time, if such employee’s employment is terminated by FIBK.

7.6                               Authorization and Reservation of FIBK Common Stock.  The board of directors of FIBK shall, prior to the Effective Time, authorize and reserve the maximum number of shares of FIBK Common Stock to be issued pursuant to this Agreement and take all other necessary corporate action to consummate the Contemplated Transactions.

7.7                               FIBK Directorship. Following the Effective Time, FIBK will use its best efforts to nominate the chairman of the MTWF Board of Directors serving on the Agreement Date to become a director of FIBK, if a vacancy occurs on the FIBK Board of Directors by reason of a death, resignation or removal of an FIBK director prior to the first anniversary of the Closing Date.  For the avoidance of doubt, best efforts shall not include (a) taking any action contrary to the existing governance policies or practices of FIBK or (b) any action the effect of which is to cause (i) the addition of director that is not an independent director or (ii) less than a majority of the FIBK board of directors to be independent directors at any time or (c) any action in conflict with Law or any Contract of FIBK.

7.8                               Tax Treatment.  FIBK will use reasonable efforts to cause the Merger to qualify as a reorganization under Section 368(a)(1)(A) of the Code.

7.9                               Negative Covenants.  Except as otherwise expressly permitted by this Agreement, between the Agreement Date and the Closing Date, FIBK will not, and will cause each FIBK Subsidiary not to, without the prior written consent of MTWF, (a) take any affirmative action, or fail to take any reasonable action within its control, as a result of which a Breach of FIBK’s representations or warranties occurs, or (b) take any action to amend the FIBK’s articles or certificate of incorporation or bylaws, each as amended and in effect as of the date hereof, the effect of which would be to materially and adversely affect the rights or powers of holders of FIBK Common Stock generally.

8.0                               Additional Mutual Covenants.

8.1                               Regulatory Approvals.  By no later than thirty (30) days after the date of this Agreement, FIBK shall make all appropriate filings with Regulatory Authorities for approval of the Contemplated Transactions (the “Regulatory Approvals”), including the preparation of an application or any amendment thereto or any other required statements or documents filed or to be filed by any party with:  (a) the Federal Reserve pursuant to the BHCA or the Bank Merger Act; (b) the Division pursuant to the MCA; (c) the FDIC pursuant to the FDI Act; and (d) any other Person or Regulatory Authority pursuant to any applicable Law, for authority to consummate the Contemplated Transactions.  FIBK shall pursue in good faith the Regulatory Approvals necessary to consummate the Contemplated Transactions.  In advance of any filing made under this Section, MTWF and its counsel shall be provided with the opportunity to comment thereon, and FIBK agrees promptly to advise MTWF and its counsel of any material communication received by it or its counsel from any Regulatory Authorities with respect to such filings.

8.2                               SEC Filings and Shareholder Approval.

8.2.1                     Promptly following the date hereof, MTWF and FIBK shall jointly prepare and cause to be filed with the SEC the Proxy Statement. Promptly following the date hereof, FIBK shall as promptly as practicable prepare and file with the SEC, a registration statement on Form S-4 in which the Proxy Statement will be included as a prospectus (the “Form S-4”), and FIBK and MTWF shall use their respective commercially reasonable best efforts to cause the Form S-4 to be declared effective by the SEC as promptly as practicable after filing. The Proxy Statement, and any amendment or supplement thereto, shall, except in the case of a withdrawal or modification include the MTWF Board Recommendation (as defined below). The parties shall notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Form S-4 or for additional information and shall supply each other with copies of all correspondence between such party or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Form S-4 or the Merger. If, at any time prior to the receipt of the MTWF Shareholder Approval, any event occurs with respect to MTWF, FIBK or any of their respective Subsidiaries, or any change occurs with respect to other information supplied by a party for inclusion in the Form S-4, which is required to be described in an amendment of, or a supplement to, the Form S-4, such party shall promptly notify the other party of such event, and MTWF and FIBK shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Form S-4 and, to the extent required by applicable Law, in disseminating the information contained in such amendment or supplement to the shareholders of MTWF. Without limiting the foregoing, MTWF and FIBK shall make all necessary filings with respect to the

Merger under the Securities Act, the Exchange Act, applicable state securities or “Blue Sky” laws and the rules and regulations thereunder, and shall cooperate in seeking timely to obtain any actions, consents, approvals or waivers, and in making any filings or furnishings of information, required in connection therewith (including in connection with the Form S-4). Except with the prior approval of FIBK, no other matters shall be submitted for the approval of MTWF shareholders at the MTWF Shareholder Meeting other than a proposal, if appropriate, regarding adjournment of the meeting for MTWF to seek to obtain additional votes in favor of the Merger. Subject to Sections 8.2.2 and 8.5, the MTWF board of directors shall at all times prior to and during such meeting recommend such approval and shall take all reasonable lawful action to solicit such approval by its shareholders.

8.2.2                     MTWF shall take all action necessary in accordance with the MBCA, MCA and the articles of incorporations and bylaws of MTWF to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable following the Form S-4 becoming effective for the purpose of obtaining the MTWF Shareholder Approval (such meeting or any adjournment or postponement thereof, the “MTWF Shareholder Meeting”), and shall solicit, and use its commercially reasonable best efforts to obtain, the MTWF Shareholder Approval thereat. Except as expressly provided in the immediately following sentence, the MTWF board of directors shall (a) recommend to its shareholders the approval and adoption of this Agreement and the transactions contemplated herein (the “MTWF Board Recommendation”), (b) include the MTWF Board Recommendation in the Proxy Statement and (c) not approve, agree to, recommend, resolve, or propose to approve, agree to or recommend any Acquisition Proposal or Alternative Transaction. The MTWF board of directors shall be permitted (i) not to recommend to MTWF’s shareholders that they give the MTWF Shareholder Approval or (ii) to otherwise withdraw or modify in a manner adverse to FIBK the MTWF Board Recommendation, in each case only (A) if after receiving an unsolicited bona fide Acquisition Proposal that constitutes a Superior Proposal, the MTWF board of directors determines in its good faith judgment, after receiving the advice of outside legal counsel, that, in light of such Superior Proposal, the MTWF board of directors would be in violation of its fiduciary duties under applicable law if it failed to withdraw or modify the MTWF Board Recommendation, (B) after the fifth (5th) Business Day following delivery by MTWF to FIBK of written notice advising FIBK that the MTWF board of directors intends to resolve to so withdraw or modify the MTWF Board Recommendation absent modification of the terms and conditions of this Agreement; (C) if, assuming this Agreement was amended to reflect all adjustments to the terms and conditions hereof proposed by FIBK during such five (5) Business Day period, such Acquisition Proposal would nonetheless continue to constitute a Superior Proposal; and (D) if MTWF has complied with its obligations set forth in this Section 8.2.2 and Section 6.8; provided, however, that following each and every revision to such Superior Proposal, MTWF shall be required to deliver a new written notice to FIBK in accordance with this Section 8.2.2 and to again comply with the requirements of this Section 8.2.2.

Without limiting the foregoing, if the MTWF board of directors has withdrawn or modified the MTWF Board Recommendation as expressly permitted by this Section 8.2.2, then the MTWF board of directors shall not be obligated to submit this Agreement to a vote of the MTWF shareholders.

8.3                               Necessary Approvals.  FIBK and MTWF agree that FIBK will have primary responsibility for the preparation of the necessary applications for Regulatory Approval of the Contemplated Transactions.  Each of FIBK and MTWF and their respective Subsidiaries agree fully and promptly to cooperate with each other and their respective counsels and accountants in connection with any steps to be taken as part of their obligations under this Agreement.

8.4                               Customer and Employee Relationships.  Each of FIBK and MTWF agrees that its respective Representatives may jointly:

8.4.1                     participate in meetings or discussions with officers and employees of MTWF and FIBK and their Subsidiaries in connection with employment opportunities with FIBK after the Effective Time; and

8.4.2                     contact Persons having dealings with MTWF or FIBK or any of its respective Subsidiaries for the purpose of informing such Persons of the services to be offered by FIBK after the Effective Time; provided, however, that no such contacts shall be made prior to the MTWF Shareholder Approval.

8.5                               Publicity.  Prior to the Effective Time, and subject to the written advice of legal counsel with respect to Laws, the parties to this Agreement will consult with each other before issuing any press releases or otherwise making any public statements to shareholders, customers, employees or others with respect to this Agreement or the Contemplated Transactions and shall not issue any such press release or make any such public statement without the prior consent of the other party.

8.6                               Shareholder Litigation.  MTWF and FIBK shall provide each other with prompt written notice of any shareholder litigation against MTWF or FIBK and/or their respective Affiliates relating to the transactions contemplated by this Agreement. In the event of any such litigation against MTWF or any of its Affiliates, MTWF shall give FIBK the opportunity to participate in the defense or settlement of any such litigation, at FIBK’s sole cost and expense. In addition, no such settlement shall be agreed to without FIBK’s prior written consent, which shall not be unreasonably withheld or delayed.

8.7                               Reasonable Efforts; Cooperation.  Each of FIBK and MTWF agrees to exercise good faith and use its commercially reasonable efforts to satisfy the various covenants and conditions to Closing in this Agreement, and to consummate the transactions contemplated hereby as promptly as possible.  Neither FIBK nor MTWF will intentionally take or intentionally permit to be taken any action that would be a Breach of the terms or provisions of this Agreement.  Between the date of this Agreement and the Closing Date, each of FIBK and MTWF will, and will cause each

FIBK Subsidiary and MTWF Subsidiary, respectively, and all of their respective Affiliates and Representatives to, cooperate with respect to all filings that any party is required by Laws to make in connection with the Contemplated Transactions.

9.0                               Closing Conditions.

9.1                               Mutual Conditions.  The obligations of each of FIBK and MTWF to consummate the Contemplated Transactions and to take the other actions required to be taken at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

9.1.1                     MTWF Shareholder Approval.  The MTWF Shareholder Approval shall have been obtained and be in effect.

9.1.2                     Regulatory Approval. The Regulatory Approvals shall have been obtained and be in effect and all waiting or holding periods shall have expired.

9.1.3                     No Prohibition.  Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene, or conflict with or result in a violation of:  (a) any applicable Law or Order or (b) any Law or Order that has been published, introduced, or otherwise proposed by or before any Regulatory Authority.

9.1.4                     Form S-4.  The Form S-4 shall have become effective and no stop order suspending such effectiveness shall have been issued or threatened by the SEC that suspends the effectiveness of the Form S-4 and no Proceeding shall have been commenced or be pending or Threatened for such purpose.

9.1.5                     No Proceedings.  No Proceeding shall be pending or Threatened against MTWF or any MTWF Subsidiary, or FIBK or any FIBK Subsidiary (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions, in either case that would reasonably be expected to have a Material Adverse Effect on MTWF or FIBK.

9.2                               Conditions to FIBK Obligations. The obligations of FIBK to consummate the Contemplated Transactions and to take the other actions required to be taken by FIBK at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by FIBK, in whole or in part):

9.2.1                     Accuracy of Representations and Warranties.  All of the representations and warranties of MTWF set forth in this Agreement shall be true and correct with the same force and effect as if all of such representations and warranties were made at the Closing Date (provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct on and as of such earlier date), except for any untrue or incorrect representations or warranties that individually or in the aggregate do not have a Material Adverse Effect on MTWF on a consolidated basis or on FIBK’s rights under this Agreement.

9.2.2       MTWF’s Performance.  MTWF shall have performed or complied with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date, except where any non-performance or noncompliance would not reasonably be expected to have a Material Adverse Effect on MTWF on a consolidated basis or on FIBK’s rights under this Agreement.

9.2.3       Documents Satisfactory.  All proceedings, corporate or other, to be taken by MTWF in connection with the Contemplated Transactions, and all documents incident thereto, shall be reasonably satisfactory in form and substance to counsel for FIBK.

9.2.4       Absence of Material Adverse Changes.  From the date hereof to the Closing, there shall be and have been no event or occurrence that had or would reasonably be expected to have a Material Adverse Effect on MTWF on a consolidated basis.

9.2.5       Consents and Approvals.  Any consents or approvals required to be secured by either party by the terms of this Agreement shall have been obtained and shall be reasonably satisfactory to FIBK, and all applicable waiting periods shall have expired.

9.2.6       Regulatory Approval Conditions. The Regulatory Approvals shall not contain any condition, limitation or requirement that imposes restrictions, conditions or requirements on the activities of FIBK, an FIBK Subsidiary, MTWF or the Bank which would reduce the benefits of the transaction contemplated herein to such a degree that FIBK and MTWF would not, acting reasonably, have entered into this Agreement had such conditions or requirements been known as the date hereof, including any requirement to divest of any business, branch office or assets, reasonably unacceptable to FIBK.  For the avoidance of doubt, any branch closings or consolidations currently anticipated by FIBK shall not be deemed reasonably unacceptable to FIBK or MTWF.

9.2.7       Dissenting Shares.  The total number of Dissenting Shares shall be no greater than ten percent (10%) of the number of Outstanding MTWF Shares.

9.2.8       Tax Opinion.  FIBK shall have received a written opinion of Holland & Hart, LLP, in form and substance reasonably satisfactory to FIBK dated as of the date of the Registration Statement and updated through the Closing Date, substantially to the effect that the Merger will constitute a reorganization under Section 368 of the Code (the “Tax Opinion”).

9.2.9       Title Policies.  FIBK shall have received irrevocable commitments for the issuance of title policies with respect to each Title Commitment.

9.2.10     MTWF Capitalization.  The authorized and outstanding capital stock of MTWF shall consist exclusively of no more than 5,660,748 shares of MTWF Common Stock.

9.2.11     Fairness Opinion. FIBK shall have received an updated fairness opinion to the effect the Contemplated Transactions are fair to FIBK shareholders from a financial point of view.

9.2.12     Transactional Expenses.  FIBK shall have received proof satisfactory to it that MTWF has paid all of the MTWF Transactional Expenses.

9.3          Conditions to MTWF Obligations. MTWF’s obligation to consummate the Contemplated Transactions and to take the other actions required to be taken by MTWF at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by MTWF, in whole or in part):

9.3.1       Accuracy of Representations and Warranties.  All of the representations and warranties of FIBK set forth in this Agreement shall be true and correct with the same force and effect as if all of such representations and warranties were made at the Closing Date (provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct on and as of such earlier date), except for any untrue or incorrect representations or warranties that individually or in the aggregate do not have a Material Adverse Effect on FIBK on a consolidated basis or on MTWF’s rights under this Agreement.

9.3.2       FIBK’s Performance.  FIBK shall have performed or complied with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date, except where any non-performance or noncompliance would not reasonably be expected to have a Material Adverse Effect on FIBK on a consolidated basis or on MTWF’s rights under this Agreement.

9.3.3       Documents Satisfactory.  All proceedings, corporate or other, to be taken by FIBK in connection with the Contemplated Transactions, and all documents incident thereto, shall be reasonably satisfactory in form and substance to counsel for MTWF.

9.3.4       No Proceedings.  Since the date of this Agreement, there must not have been commenced or Threatened against FIBK or any FIBK Subsidiary any Proceeding: (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions, in either case that would reasonably be expected to have a Material Adverse Effect on FIBK or its stockholders or MTWF’s rights under this Agreement.

9.3.5       Absence of Material Adverse Changes.  From the date hereof to the Closing, there shall be and have been no event or occurrence that had or would reasonably be expected to have a Material Adverse Effect on FIBK or any FIBK Subsidiary.

9.3.6       Consents and Approvals.  Any consents or approvals required to be secured by either party by the terms of this Agreement shall have been obtained and shall be reasonably satisfactory to MTWF, and all applicable waiting periods shall have expired.

9.3.7       Capitalization.  FIBK shall be Well Capitalized as of the Effective Time.

9.3.8       Fairness Opinion. MTWF shall have received an updated fairness opinion, on or about the date upon which the Proxy Statement is distributed to MTWF Shareholders, to the effect that the Merger Consideration is fair to MTWF shareholders from a financial point of view.

9.3.9       Reorganization.  The Merger shall qualify as a reorganization under Section 368 of the Code as contemplated in Section 3.7.

10.0        Termination.

10.1        Termination Date.  Either party may terminate this Agreement if the Closing Date has not occurred on or before the Termination Date; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1 shall not be available to any party whose Breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the proximate cause of, or resulted in, the failure of the Closing to have occurred on or before the Termination Date.

10.2        FIBK Average Closing Price Floor. MTWF, by action of its board of directors, may terminate this Agreement upon written notice to FIBK given on the Business Day preceding the Closing Date if the Average Closing Price is less than $20.00 per share. If MTWF provides notice of termination under this Section 10.2, FIBK may, within five Business Days of receipt of such notice of termination, elect by written notice to MTWF to adjust the Total Merger Consideration by an amount equal to (i) the difference between $20.00 and the Average Closing Price multiplied by (ii) the Total Stock Amount (prior to any adjustment pursuant to this Section 10.2); any such adjustment in the Total Merger Consideration can be accomplished, at FIBK’s election, by increasing either the Total Cash Amount or the Total Stock Amount (or a combination thereof), so long as any increase in the Total Cash Amount does not adversely affect the treatment of the Merger as a reorganization under Section 368 of the Code.  Upon timely receipt of FIBK’s notice, no termination shall occur and this Agreement shall remain in effect with the adjustment of Merger Consideration as provided herein.

10.3        Other Termination.  This Agreement may be terminated at any time prior to the Effective Time as follows:

10.3.1     by mutual agreement of FIBK and MTWF;

10.3.2     by either party upon notice to the other party if the Regulatory Approvals are denied and FIBK elects not to appeal such denial within fifteen Business Days of denial;

10.3.3     by either party upon notice to the other party if there has been a failure in MTWF Shareholder Approval (in such event, if the MTWF board of directors has not recommended approval to the shareholders, FIBK shall be entitled to immediately receive the Break Up Fee from MTWF);

10.3.4     by FIBK upon notice to the MTWF if (i) any of the conditions in Section 9.1 or 9.2 has not been satisfied as of the Termination Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of FIBK to comply with its obligations under this Agreement) and (ii) FIBK has not waived such condition on or before the Termination Date;

10.3.5     by MTWF upon notice to the FIBK if (i) any of the conditions in Section 9.1 or 9.3 has not been satisfied as of the Termination Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of MTWF to comply with its obligations under this Agreement) and (ii) MTWF has not waived such condition on or before the Termination Date;

10.3.6     by FIBK upon notice to the MTWF in accordance with the provisions of Section 6.6;

10.3.7     by MTWF upon notice to the FIBK if the MTWF board of directors in good faith determines that an Acquisition Proposal is a Superior Proposal and if (a) MTWF has not breached the provisions of Section 6.8 and (b) MTWF simultaneously with the delivery of the notice of termination delivers the Break Up Fee to FIBK by wire transfer in immediately available funds;

10.3.8     by either party upon notice to the other party (provided that the terminating party is not then in Breach of any of its representations, warranties, agreements or covenants in this Agreement) if there has been a Breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which Breach is not cured within thirty days following written notice to the party committing such Breach, or which Breach, by its nature, cannot be cured prior to the end of such thirty day period.  In the event of termination pursuant to this Section 10.3.8, the terminating party will be entitled to receive from the other party the Termination Fee; or

10.3.9     by either party upon notice to the other party (provided that the terminating party is not then in Breach of any of its representations, warranties, agreements or covenants in this Agreement) if there has been a Breach of any of the covenants or agreements set forth in this Agreement which Breach is not cured within thirty days following written notice to the party committing such Breach, or which Breach, by its nature, cannot be cured prior to the end of such thirty day period.  In the event of termination pursuant to this Section 10.3.9, the terminating party will be entitled to receive from the other party the Termination Fee.

10.4        Termination Fee.  Due to the expenses incurred by the parties with respect to this Agreement, and because the actual damages to a party would be impossible or impractical to calculate, the parties have agreed that the Termination Fee will be paid as liquidated damages, and not as a penalty, for the circumstances required herein.  The Termination Fee will be paid by wire transfer of immediately available funds to the party entitled to payment within five (5) Business Days of demand.

10.5        Break Up Fee on Alternative Transaction. If (a) an Acquisition Proposal shall have been communicated to or otherwise made known to the MTWF shareholders, senior management or board of directors, or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal involving MTWF after the Agreement Date, and (b) thereafter, this Agreement is terminated by FIBK pursuant to Section 10.3.8 or 10.3.9 and (c) prior to the date that is twelve (12) months after the date of such termination MTWF consummates an Alternative Transaction or enters into a letter of intent, agreement in principle, acquisition agreement or other similar agreement related to an Alternative Transaction, then MTWF shall on the earlier of the date an Alternative Transaction is consummated or any such letter executed or agreement entered into, as applicable, pay FIBK the Break Up Fee by wire transfer of immediately available funds.  This Section 10.5 shall survive termination of this Agreement.

10.6        Exclusive Remedy.  The right to terminate this Agreement and receive, if applicable, the Termination Fee or the Break Up Fee are, and are intended to be, the sole remedies of the parties in the circumstances required herein, and except as provided in this Section 10 for the payment of the Termination Fee or the Break Up Fee, neither party shall be entitled to recover (other than attorneys fees, costs and expenses as provided herein) any other loss, cost, damage or expense, or pursue any other remedy at law or in equity, with respect to the termination of this Agreement or the Breach of a party.

11.0        General Provisions.

11.1        Absence of Control.  Subject to any specific provisions of this Agreement, it is the intent of the parties to this Agreement that neither FIBK nor MTWF by reason of this Agreement shall be deemed (until consummation of the Contemplated Transactions) to control, directly or indirectly, the other party or any of its respective Subsidiaries and shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of such other party or any of its respective Subsidiaries.

11.2        Governing Law.  All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Montana applicable to Contracts made and wholly to be performed in such state without regard to conflicts of laws principles under Montana law.

11.3        Attorneys Fees. The prevailing party in any proceeding brought for the interpretation or enforcement of this Agreement shall be entitled to recover from the other party its reasonable attorneys fees, costs and expenses incurred in such proceeding.

11.4        Assignments, Successors and No Third Party Rights.  None of the parties to this Agreement may assign any of its rights under this Agreement without the prior consent of the other parties.  Subject to the preceding sentence, this Agreement and every representation, warranty, covenant, agreement and provision hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. Without limiting the foregoing, no provision of this Agreement creates any third-party beneficiary rights in any Person or organization, including without limitation employees or former employees (including any beneficiary or dependent thereof) of MTWF or any MTWF Subsidiary, unions or other representatives of such employees or former employees, or trustees, administrators, participants, or beneficiaries of any MTWF Employee Plan, and no provision of this Agreement creates such third-party beneficiary rights in any such Person or organization in respect of any benefits that may be provided, directly or indirectly, under any plan, including a currently existing MTWF Employee Plan.  In addition, no provision of this Agreement shall amend, cause to be amended or be construed to be an amendment to, any MTWF Employee Plan or any plan sponsored by FIBK or an Affiliate of FIBK.  This provision shall be given effect even if ratification or execution of this Agreement complies with an amendment procedure in any plan.

11.5        Waiver.  Except as provided in Section 10.6, the rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  To the maximum extent permitted by applicable law:  (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

11.6        Confidentiality.  Between the date of this Agreement and the Closing Date, each of FIBK and MTWF will maintain in confidence, and will cause each of its respective Representatives to maintain in confidence, and not use to the detriment of the other or its Subsidiaries any written, oral, or other information obtained in confidence from the other of any of its Subsidiaries in connection with this Agreement or the Contemplated Transactions, unless:  (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party; (b) the use of such information is necessary or appropriate in making any filing (with the SEC or pursuant to the rules of NASDAQ or otherwise) or obtaining any consent or approval required for the consummation of the Contemplated Transactions; or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with any legal proceedings.  If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.  Notwithstanding any provision to the contrary contained in this Agreement, the Confidentiality Agreement shall (i) remain in full force and effect and binding upon the parties, (ii) survive termination of this Agreement, and (iii) control where an inconsistency arises with the terms of this Agreement.

11.7        Notices.  All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given if delivered by hand or by nationally recognized overnight delivery service (receipt requested) or mailed by registered or certified U.S. mail (return receipt requested) as provided in this Section:

If to FIBK, to:	First Interstate BancSystem, Inc.
Attn: Chief Financial Officer
401 N. 31st Street, Suite 1800
Billings, MT 59101

If to MTWF, to:	Personal & Confidential
Mountain West Financial Corp.
Attn: Rick Hart and Dick Morgan
1225 Cedar Street
Helena, MT 59601
and
Personal & Confidential
Mountain West Financial Corp.
Attn: Rick Hart and Dick Morgan
P.O. Box 6013
Helena, MT 59604

or to such other Person or place as MTWF shall furnish to FIBK or FIBK shall furnish to MTWF in writing.  Except as otherwise provided herein, all such notices, consents, waivers and other communications shall be effective:  (a) if delivered by hand, when delivered; (b) if mailed in the manner provided in this Section, five (5) Business Days after deposit with the United States Postal Service; or (c) if delivered by overnight express delivery service, on the next Business Day after deposit with such service.

11.8        Entire Agreement.  This Agreement and any documents executed by the parties pursuant to this Agreement and referred to herein, and the Confidentiality Agreement, constitute the entire understanding and agreement of the parties hereto and supersede all other prior agreements and understandings, written or oral, relating to such subject matter between the parties.

11.9        Modification.  This Agreement may not be amended except by a written agreement signed by each of MTWF and FIBK.  Without limiting the foregoing, MTWF and FIBK may by written agreement signed by each of them  (a) extend the time for the performance of any of the obligations or other acts of the parties hereto; (b) waive any inaccuracies in the representations or warranties contained in this Agreement or in any document delivered pursuant to this Agreement; and (c) waive compliance with or modify, amend or supplement any of the conditions, covenants, agreements, representations or warranties contained in this Agreement or waive or modify performance of any of the obligations of any of the parties hereto, which are for the benefit of the waiving party; provided, however, that no such modification, amendment or supplement agreed to after authorization of this Agreement by the shareholders of MTWF shall affect the rights of MTWF’s shareholders in any manner which is materially adverse to such Persons.

11.10      Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement unless the consummation of the Contemplated Transactions is adversely affected thereby.

11.11      Further Assurances.  The parties agree (a) to furnish upon request to each other such further information; (b) to execute and deliver to each other such other documents; and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

11.12      Survival.  The representations and warranties contained herein shall not survive beyond the Closing.

11.13      Counterparts.  This Agreement and any amendments thereto may be executed in any number of counterparts and transmitted electronically, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

[Remainder of page intentionally blank.  Signature page follows.]

This Agreement and Plan of Merger is effective as of the Agreement Date.

FIRST INTERSTATE BANCSYSTEM, INC.

By:	/s/ Ed Garding
Ed Garding, President and
Chief Executive Officer

MOUNTAIN WEST FINANCIAL CORP.

By:	/s/ Richard E. Hart
Richard E. Hart, President and
Chief Executive Officer

Exhibit A

Form of Non-Compete

COVENANT

This Covenant is effective as of February 10, 2014 by [NAME], an individual resident in the state of Montana, (the “Covenantor”) in favor of First Interstate BancSystem, Inc., (“FIBK”) Mountain West Bank, National Association, (“Mountain West”) and First Interstate Bank (“First Interstate”) (collectively the “FIBK Affiliates”).

R E C I T A L S

Whereas, FIBK and Mountain West Financial Corp. (“MTWF”) entered an Agreement and Plan of Merger dated as of February 10, 2014 (the “Merger Agreement”) providing for, among other things, the merger of MTWF with and into FIBK (the “Merger”); and

Whereas, FIBK will succeed to, and MTWF will transfer to FIBK, the goodwill of MTWF’s business upon consummation of the Merger; and

Whereas, Covenantor is a director and/or executive officer of MTWF or of Mountain West and is a shareholder of MTWF; and

Whereas, following the Merger, Mountain West and First Interstate will each be wholly-owned subsidiaries of FIBK and each, and their successors, will continue the conduct of a commercial banking business in the state of Montana; and

Whereas, Covenantor desires to induce FIBK to enter and perform the Merger Agreement and Covenantor expects to derive substantial economic benefit from the transactions contemplated by the Merger Agreement; and

Whereas, the execution and delivery of this Covenant by Covenantor is a condition to FIBK’s obligation to perform of the Merger Agreement and to the consummation of the Merger;

In Consideration of the Above and for other good and valuable consideration the receipt of which is hereby acknowledged by Covenantor, Covenantor executes and delivers this Covenant to and for the benefit of the FIBK Affiliates:

1.              Non-Solicitation and Non-Competition. From and after the Effective Time (as defined in and provided for in the Merger Agreement, to and including the first anniversary of the Effective Time, Covenantor shall not (a) accept employment with, serve as a director of, hold an equity interest in, or provide consulting or similar services to, an insured depository institution or an affiliate of an insured depository institution (other than FIBK Affiliates), with an office within a 30 mile radius of the FIBK Affiliates main offices or authorized branch offices, existing as of the Effective Time or opened thereafter, and located in or near the cities of Bozeman, Great Falls, Helena, Kalispell,  Missoula, or Whitefish, Montana (collectively the “Covered Area”); provided, however, the foregoing shall not prohibit Covenantor’s ownership of five percent (5%) or less of the equity interests in a depository institution or depository institution holding company the equity interests in which are listed on a national securities exchange; or (b) solicit or attempt to solicit, whether by general advertising, direct solicitation or otherwise, any current or former customer, vendor or supplier of an FIBK Affiliate to (i) terminate or modify any relationship with an FIBK Affiliate or (ii) to enter a relationship, whether as depositor, borrower or otherwise, with any person engaged in a depository institution or commercial banking services of the kind and nature customarily provided by an FIBK Affiliate, or (c) offer to employ a then-current employee of an FIBK Affiliate (unless in response to a general advertisement) or solicit an employee to terminate employment with an FIBK Affiliate or (d) use, or permit any person to have access to or use, any of the assets, properties, records, reports, strategic or marketing plans, pricing information, proprietary techniques, customer lists, customer records, files or other information of an FIBK Affiliate (the “FIBK Business Information”) for the purposes stated in (a), (b) or (c).

2.              Confidentiality. Except as otherwise permitted in the course and scope of employment with an FIBK Affiliate, if any, or in the performance of services or obligations as a consultant to or director of an FIBK Affiliate, Covenantor shall keep and maintain the confidentiality of all of FIBK Business Information, and shall not use, sell, transfer, assign or otherwise permit any person to use such Business Information or otherwise disclose such Business Information except for disclosures required by law (including by the order of a governmental entity, regulatory authority or court) following written notice to FIBK of Covenantor’s intent to make such required disclosure.

3.              Remedies. Covenantor acknowledges that a violation or other failure in performance of this Covenant will cause irreparable harm to FIBK Affiliates not fully compensable in money damages.  FIBK Affiliates shall be entitled to seek and receive orders of specific performance or for injunctive relief in judicial proceedings for the enforcement of this Covenant, without requirement of bond or other security, in addition to, and not in limitation of, any other remedy that may be accorded FIBK Affiliates at law or in equity.

4.              General Provisions.

a.              Severability.  If any term, provision, covenant or restriction of this Covenant is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Covenant shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate to modify this Covenant and to preserve each of the party’s anticipated benefits under this Covenant.

b.              Governing Law.  The Covenant shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of Montana, without giving effect to the principles of conflict of laws.

c.               Time.  Time is of the essence of this Covenant.

d.              Attorneys’ Fees.  The prevailing party in any suit or other proceeding brought for the interpretation or enforcement of this Covenant shall be entitled to recover from the non-prevailing party or parties its costs, including attorneys’ fees.

e.               Counterparts.  This Covenant may be executed in one or more counterparts which, when taken together, shall be one instrument.

f.                Other Agreements.  This Covenant is in addition to, and not in limitation of, any other agreement, undertaking, or obligation under law to which Covenantor is a party or is subject.

g.               Termination.  This Covenant shall terminate in all respects, without further action or notice of any person, upon the termination of the Merger Agreement, however such termination may be cause or evidenced.

h.              Notices.  All notices and other communications hereunder shall be in writing and shall be sufficiently given if made by hand delivery, by facsimile, or by registered or certified mail (postage prepaid and return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by it by like notice):

If to Covenantor:  to the address stated on the signature page hereof.

If to FIBK Affiliates:

First Interstate BancSystem, Inc.

Attn: Chief Financial Officer

401 N. 31st Street

Billings, MT  59101

[Remainder of page intentionally blank.  Signature page follows.]

This Covenant is executed and delivered as of February 10, 2014.

[NAME], Individually

ADDRESS FOR NOTICE:

ACCEPTED:

First Interstate BancSystem, Inc.

By:
Kevin Riley
Its: Chief Financial Officer

Exhibit B

Form of Voting and Support Agreement

VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement (this “Agreement”) is dated as of February 10, 2014, by and between the undersigned holder (“Shareholder”) of shares of common stock, no par value per share (“Company Common Stock”), of Mountain West Financial Corp., a Montana corporation (“Company”), and First Interstate BancSystem, Inc., a Montana corporation (“FIBK”).  All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).

WHEREAS, concurrently with the execution of this Agreement, FIBK and Company are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which Company shall merge with and into FIBK and, in connection therewith, each outstanding share of Company Common Stock will be converted into the right to receive the Merger Consideration;

WHEREAS, as of the date of this Agreement Shareholder beneficially owns or directly or indirectly has sole or shared voting power, or the right to direct the voting with respect to the number of shares of Company Common Stock identified on the signature page hereto (such shares, together with all shares of Company Common Stock subsequently acquired and owned beneficially or of record by Shareholder during the term of this Agreement, including through the exercise of any stock option or other equity award, warrant or similar instrument, being referred to as the “Shares”), and holds stock options or other rights to acquire the number of shares of Company Common Stock identified on the signature page hereto; and

WHEREAS, it is a condition to the willingness of FIBK to enter into the Merger Agreement that Shareholder execute and deliver this Agreement.

NOW, THEREFORE, in consideration of, and as a condition to, FIBK entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by FIBK in connection therewith, Shareholder, solely in his, her or its capacity as a shareholder of Company, and FIBK agree as follows:

SECTION 1. Agreement to Vote Shares.    Except as otherwise agreed to in writing in advance by FIBK, Shareholder agrees that, while this Agreement is in effect, at any meeting of shareholders of Company, however called, or at any adjournment or postponement thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval, and at which meeting or for which meeting the board of directors of the Company has recommended that shareholders of the Company approve the Merger Agreement and the Merger (a “Qualifying Meeting”), Shareholder shall:

(a)   appear at each such Qualifying Meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b)   vote (or cause to be voted), in person or by proxy, all the Shares, (i) in favor of approval of the Merger Agreement and the transactions contemplated thereby; (ii) in favor of approval of any other matter that is required by Law or a Governmental Entity to be approved by the shareholders of the Company to facilitate the transactions contemplated by the Merger Agreement, including the Merger; (iii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Company contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iv) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or impair and adversely affect consummation of the transactions contemplated by the Merger Agreement or of this Agreement or the performance by Shareholder of his, her or its obligations under this Agreement.

Nothing contained in this Agreement shall be deemed to vest in FIBK or any other Person any direct or indirect ownership or incidence of ownership in the Shares.

SECTION 2. No Transfers; Waiver of Rights to Dissent.

(a)   While this Agreement is in effect, Shareholder agrees not to, directly or indirectly, (i) sell, transfer, pledge, assign, make any short sale, distribute by gift or donation, or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares (or any securities convertible into or exercisable for Shares) or any interest therein, whether by actual disposition, physical settlement or effective economic disposition through hedging transactions, derivative instruments or other means, (ii) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with or could reasonably be expected to violate or conflict with Shareholder’s representations, warranties, covenants and obligations under this Agreement, or (iii) take any other action that could reasonably be expected to impair or otherwise adversely affect, in any material respect, Shareholder’s power, authority and ability to comply with and perform his, her or its covenants and obligations under this Agreement. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void. If any involuntary transfer of any of the Shares shall occur (including a sale by Shareholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until a valid termination of this Agreement. Furthermore, Shareholder hereby waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent from the Merger that Shareholder may have by virtue of ownership of the Shares.

(b)   Shareholder hereby agrees that Shareholder shall not deposit any Shares in a voting trust, grant any proxy or power of attorney, or enter into any voting agreement or similar agreement or arrangement with respect to any of the Shares except as set forth herein.

(c)   Shareholder hereby agrees to notify FIBK promptly (and in any event within two (2) Business Days) in writing of the number of any additional shares of Company Common Stock or other securities of Company of which Shareholder acquires beneficial or record ownership on or after the date hereof.

(d)   In furtherance of this Agreement, Shareholder hereby authorizes and instructs Company to instruct its transfer agent to enter a stop transfer order with respect to all of the Shares for the period from the date hereof through the date this Agreement is terminated in accordance with Section 6. Company agrees that as promptly as practicable after the date of this Agreement it shall give such stop transfer instructions to the transfer agent for the Company Common Stock.

SECTION 3. Representations and Warranties of Shareholder.    As of the date of this Agreement and as of the Closing Date, Shareholder represents and warrants to and agrees with FIBK as follows:

(a)   If Shareholder is an entity, Shareholder has been duly organized, is validly existing and is in good standing under the laws of the state of its incorporation, formation or organization.

(b)   Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(c)   This Agreement has been duly and validly executed and delivered by Shareholder, and constitutes the valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(d)   The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder or any of its affiliates is a party or by which Shareholder or affiliates or any of their respective properties or assets (including the Shares) is bound, or any Law to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

(e)   Shareholder is the record and beneficial owner of, or is the trustee that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good title to all of the Shares and options set forth on the signature page hereto, and the Shares and options are so owned free and clear of any liens, security interests, charges or other encumbrances. Shareholder does not own, of record or beneficially, any shares of capital stock of Company other than the Shares (other than shares of capital stock subject to stock options over which Shareholder will have no voting rights until the exercise of such stock options). The Shares do not include shares over which Shareholder exercises control in a fiduciary capacity. Shareholder has and will have at all times during the term of this Agreement (i) sole voting power and sole power to issue instructions with respect to the matters set forth in Section 1 hereof, (ii) sole power of disposition and (iii) sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares. None of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement. For purposes of this Agreement, the term “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Exchange Act, provided that a Person shall be deemed to beneficially own any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time within 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing).

(f)    The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations under this Agreement and the consummation by him, her or it of the transactions contemplated hereby will not, require Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity or other third party.

(g)   There is no suit, action, investigation or proceeding pending or, to the knowledge of Shareholder, threatened against or affecting Shareholder or any of his, her or its affiliates before or by any Governmental Entity that could reasonably be expected to materially impair the ability of Shareholder to perform his, her or its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(h)   Shareholder understands and acknowledges that FIBK is entering into the Merger Agreement in reliance upon Shareholder’s execution, delivery and performance of this Agreement.

SECTION 4. No Solicitation.    Except as otherwise expressly permitted under Section 6.8 of the Merger Agreement, from and after the date hereof until the termination of this Agreement pursuant to Section 6 hereof, Shareholder, solely in his, her or its capacity as a shareholder of Company, shall not, nor shall such Shareholder’s partners, officers, directors, advisors or representatives, or any of his, her, its or their affiliates, (a) initiate, solicit, induce or knowingly encourage, or knowingly take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish, or otherwise afford access, to any Person (other than FIBK) any information or data with respect to Company or otherwise relating to an Acquisition Proposal, (c) enter into any agreement, agreement in principle or letter of intent with respect to an Acquisition Proposal, (d) approve or recommend or propose publicly to approve or recommend, any Acquisition Proposal or (e) approve or recommend, or propose publicly to approve or recommend, any agreement, agreement in principle or letter of intent with respect to an Acquisition Proposal, (e) solicit proxies or become a participant in a solicitation with respect to an Acquisition Proposal (other than the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, or (f) initiate a shareholders’ vote or action by consent of Company’s shareholders with respect to an Acquisition Proposal. Shareholder agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than FIBK with respect to any possible Acquisition Proposal.

SECTION 5. Specific Performance; Remedies; Attorneys Fees.    Shareholder acknowledges that it is a condition to the willingness of FIBK to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to FIBK if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, FIBK will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that FIBK has an adequate remedy at law. Shareholder further agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with FIBK’s seeking or obtaining such equitable relief.

SECTION 6. Term of Agreement; Termination.    The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the written consent of both of the parties hereto, and shall be automatically terminated in the event that the Merger Agreement is terminated in accordance with its terms. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.

SECTION 7. Notices.    All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given if delivered by hand or by nationally recognized overnight delivery service (receipt requested) or mailed by registered or certified U.S. mail (return receipt requested) as provided in this Section:

If to FIBK, to:	First Interstate BancSystem, Inc.
Attn: Chief Financial Officer
401 N. 31st Street, Suite 1800
Billings, MT 59101

If to Shareholder, to the Shareholder at the address set forth on the signature page.

SECTION 8. Entire Agreement; Amendments.    This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties hereto with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provision hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

SECTION 9. Severability.    In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

SECTION 10. Capacity as Shareholder.    The covenants contained herein shall apply to Shareholder solely in his or her capacity as a shareholder of Company, and no covenant contained herein shall apply to Shareholder in his or her capacity as a director, officer or employee of Company or in any other capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of Shareholder to comply with his or her fiduciary duties as a director of Company.

SECTION 11. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)   This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Montana, without regard for conflict of law provisions.

(b)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO IT THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.

SECTION 12. Successors and Assigns; Third Party Beneficiaries.    Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part, by any party without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

SECTION 13. Public Disclosure.    Shareholder shall not issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with the Merger Agreement) with respect to this Agreement, the Merger Agreement or the transactions contemplated by the Merger Agreement, without the prior consent of FIBK. Shareholder hereby permits FIBK to publish and disclose in any document and/or schedule filed by FIBK with the Securities and Exchange Commission such Shareholder’s identity and ownership of Shares and the nature of Shareholder’s commitments and obligations pursuant to this Agreement.

SECTION 14. Counterparts.    This Agreement may be executed in one or more counterparts and transmitted electronically, each of which shall be deemed to constitute an original.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

FIRST INTERSTATE BANCSYSTEM, INC.

By:
Name:
Title:

SHAREHOLDER

Signature:
Print Name:

Address for Notice:

Number of Shares:

Number of Options:

[Signature Page to Voting and Support Agreement]